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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Dollar General Corporation
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Dollar General Corporation 100 Mission Ridge Goodlettsville, Tennessee 37072

Dear Shareholder:

              The 2014 Annual Meeting of Shareholders of Dollar General Corporation will be held on Thursday, May 29, 2014, at 9:00 a.m., Central Time, at Goodlettsville City Hall Auditorium, 105 South Main Street, Goodlettsville, Tennessee. All shareholders of record at the close of business on March 21, 2014 are invited to attend the annual meeting. For security reasons, however, to gain admission to the meeting you may be required to present photo identification and comply with other security measures.

              At this year's meeting, you will have an opportunity to vote on the matters described in our accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. Our 2013 Annual Report and our Annual Report on Form 10-K for the fiscal year ended January 31, 2014 also accompany this letter.

              Your interest in Dollar General and your vote are very important to us. We encourage you to read the Proxy Statement and vote your proxy as soon as possible so your vote can be represented at the annual meeting. You may vote your proxy via the Internet or telephone, or if you received a paper copy of the proxy materials by mail, you may vote by mail by completing and returning a proxy card.

              On behalf of the Board of Directors, I would like to express our appreciation for your continued support of Dollar General.

Sincerely,
/s/ Rick Dreiling
Rick Dreiling Chairman & Chief Executive Officer

April 9, 2014

Dollar General Corporation 100 Mission Ridge Goodlettsville, Tennessee 37072

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE:	Thursday, May 29, 2014
TIME:	9:00 a.m., Central Time
PLACE:	Goodlettsville City Hall Auditorium 105 South Main Street Goodlettsville, Tennessee
ITEMS OF BUSINESS:	1)	To elect as directors the 7 nominees listed in the proxy statement
	2)	To hold an advisory vote to approve named executive officer compensation
	3)	To ratify the appointment of the independent registered public accounting firm for fiscal 2014
	4)	To transact any other business that may properly come before the annual meeting and any adjournments of that meeting
WHO MAY VOTE:	Shareholders of record at the close of business on March 21, 2014
By Order of the Board of Directors,
/s/ Christine L. Connolly
Goodlettsville, Tennessee April 9, 2014	Christine L. Connolly Corporate Secretary

Please vote your proxy as soon as possible even if you expect to attend the annual meeting in person. You may vote your proxy via the Internet or by phone by following the instructions on the notice of internet availability or proxy card, or if you received a paper copy of these proxy materials by mail, you may vote by mail by completing and returning the enclosed proxy card in the enclosed reply envelope. No postage is necessary if the proxy is mailed within the United States. You may revoke your proxy by following the instructions listed on page 3 of the proxy statement.

DOLLAR GENERAL CORPORATION
Proxy Statement for
2014 Annual Meeting of Shareholders

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 29, 2014

              This Proxy Statement, our 2013 Annual Report and a form of proxy card are available at www.proxyvote.com. You will need your Notice of Internet Availability or proxy card to access the proxy materials.

              As permitted by rules adopted by the Securities and Exchange Commission ("SEC"), we are furnishing our proxy materials over the Internet to some of our shareholders. This means that some shareholders will not receive paper copies of these documents. Instead, these shareholders will receive only a Notice of Internet Availability containing instructions on how to access the proxy materials over the Internet. The Notice of Internet Availability also contains instructions on how each of those shareholders can request a paper copy of our proxy materials, including the Proxy Statement, our 2013 Annual Report and a proxy card. Shareholders who do not receive a Notice of Internet Availability will receive a paper copy of the proxy materials by mail, unless they have previously requested delivery of proxy materials electronically. If you received only the Notice of Internet Availability and would like to receive a paper copy of the proxy materials, the notice contains instructions on how you can request copies of these documents.

GENERAL INFORMATION

What is this document?

              It is the Proxy Statement of Dollar General Corporation for the Annual Meeting of Shareholders to be held on Thursday, May 29, 2014. We will begin mailing printed copies of this document or the Notice of Internet Availability to our shareholders on or about April 9, 2014. We are providing this document to solicit your proxy to vote upon certain matters at the annual meeting.

              We refer to our company as "we," "us" or "Dollar General." Unless otherwise noted or required by context, "2014," "2013," "2012," "2011," and "2010" refer to our fiscal years ending or ended January 30, 2015, January 31, 2014, February 1, 2013, February 3, 2012, and January 28, 2011, respectively.

What is a proxy, who is asking for it, and who is paying for the cost to solicit it?

              A proxy is your legal designation of another person, called a "proxy," to vote your stock. The document that designates someone as your proxy is also called a proxy or a proxy card.

              Your proxy is being solicited by and on behalf of our Board of Directors. Dollar General will pay all expenses of this solicitation. Our directors and employees may solicit proxies in person or by mail, telephone, e-mail, facsimile or other means, but they will not be additionally compensated for those efforts except that we will reimburse out-of-pocket expenses that they incur. We also may reimburse custodians and nominees for their expenses in sending proxy material to beneficial owners.

Who may attend the annual meeting?

              Only shareholders, their proxy holders and our invited guests may attend the meeting. If your shares are registered in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or a letter from that record holder or your most recent brokerage account statement that confirms your ownership of those shares as of March 21, 2014. For security reasons, we also may require photo identification for admission.

Where can I find directions to the annual meeting?

              Directions to Goodlettsville City Hall, where we will hold the annual meeting, are posted on the "Investor Information" portion of our website located at www.dollargeneral.com.

Will the annual meeting be webcast?

              Yes. You are invited to visit the "Conference Calls and Investor Events" section of the "Investor Information" portion of our website located at www.dollargeneral.com at 9:00 a.m., Central Time, on May 29, 2014 to access the live webcast of the meeting. An archived copy of the webcast will be available on our website for at least one year. The information on our website, however, is not incorporated by reference into, and does not form a part of, this proxy statement.

What is Dollar General Corporation and where is it located?

              We operate conveniently located, small-box stores that deliver everyday low prices on products that families use every day. We are the largest discount retailer in the United States by number of stores with more than 11,215 locations in 40 states as of February 28, 2014. Our principal executive offices are located at 100 Mission Ridge, Goodlettsville, Tennessee 37072. Our telephone number is 615-855-4000.

Where is Dollar General common stock traded?

              Our stock is traded on the New York Stock Exchange ("NYSE") under the symbol "DG."

VOTING MATTERS

How many votes must be present to hold the annual meeting?

              A quorum, consisting of the presence in person or by proxy of the holders of a majority of shares of our common stock outstanding on March 21, 2014, must exist to conduct any business at the meeting.

What if a quorum is not present at the annual meeting?

              If a quorum is not present at the annual meeting, any officer entitled to preside at or to act as Secretary of the meeting shall have power to adjourn the meeting from time to time until a quorum is present.

What am I voting on?

              You will be asked to vote on:

•	the election of 7 directors;
•	the approval (on an advisory basis) of named executive officer compensation; and
•	the ratification of the appointment of our independent registered public accounting firm (the "independent auditor") for 2014.

May other matters be raised at the annual meeting?

              We are unaware of other matters to be acted upon at the meeting. Under Tennessee law and our governing documents, no other non-procedural business may be raised at the meeting unless proper notice has been given to shareholders. If other business is properly raised, your proxies have authority to vote as they think best, including to adjourn the meeting.

Who is entitled to vote at the annual meeting?

              You may vote if you owned shares of Dollar General common stock at the close of business on March 21, 2014. As of that date, there were 309,973,026 shares of Dollar General common stock outstanding and entitled to vote. Each share is entitled to one vote on each matter.

What is the difference between a "shareholder of record" and a "street name" holder?

              You are a "shareholder of record" if your shares are registered directly in your name with Wells Fargo Shareowner Services, our transfer agent. You are a "street name" holder if your shares are held in the name of a brokerage firm, bank, trust or other nominee as custodian.

How do I vote?

              If you are a shareholder of record, you may vote your proxy over the telephone or Internet or, if you received printed proxy materials, by marking, signing, dating and returning the printed proxy card in the enclosed envelope. Please refer to the instructions on the Notice of Internet Availability or proxy card, as applicable. Alternatively, you may vote in person at the meeting.

              If you are a street name holder, your broker, bank, or other nominee will provide materials and instructions for voting your shares. You may vote in person at the meeting if you obtain and bring with you to the meeting a legal proxy from your broker, banker, trustee or other nominee giving you the right to vote the shares.

What if I receive more than one Notice of Internet Availability or proxy card?

              You will receive multiple Notices of Internet Availability or proxy cards if you hold shares in different ways (e.g., joint tenancy, trusts, custodial accounts, etc.) or in multiple accounts. If you are a street name holder, you will receive your Notice of Internet Availability or proxy card or other voting information, along with voting instructions, from your broker. Please vote the shares represented by each Notice of Internet Availability or proxy card you receive to ensure that all your shares are voted.

How will my proxy be voted?

              The persons named on the proxy card will vote your proxy as you direct on the proxy card or, if you return a signed proxy card without instructions: "FOR" all directors nominated; "FOR" approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the SEC's compensation disclosure rules; and "FOR" ratification of Ernst & Young LLP as our independent auditor for 2014.

Can I change my mind and revoke my proxy?

              Yes. If you are a shareholder of record, to revoke a proxy given pursuant to this solicitation you must:

•	sign a valid, later-dated proxy card and submit it so that it is received before the annual meeting in accordance with the instructions included in the proxy card;
•	at or before the annual meeting, send to our Corporate Secretary a written notice of revocation dated later than the date of the proxy;
•	submit a later-dated vote by telephone or Internet no later than 11:59 p.m., Eastern time, on May 28, 2014; or
•	attend the annual meeting and vote in person.

              Your attendance at the annual meeting, by itself, will not revoke your proxy.

              If you are a street name holder, to revoke a proxy given pursuant to this solicitation you must follow the instructions of the bank, broker, trustee or other nominee who holds your shares.

How many votes are needed to elect directors?

              To be elected at the annual meeting, a nominee must receive the affirmative vote of a majority of votes cast by holders of shares entitled to vote at the meeting. Under our Amended and Restated Charter ("Charter"), the "affirmative vote of a majority of votes cast" means that the number of votes cast in favor of a nominee's election exceeds the number of votes cast against his or her election. You may vote in favor of or against the election of each nominee, or you may elect to abstain from voting your shares.

What happens if a director fails to receive the required vote for election?

              If an incumbent director who is a nominee does not receive the required vote for election at the annual meeting, he or she must promptly tender a resignation as a director for consideration by the Board pursuant to our Board-approved director resignation policy contained in our Corporate Governance Guidelines. Each director standing for reelection at the annual meeting has agreed to resign, effective upon acceptance of such resignation by the Board, if he or she does not receive a majority vote. If the Board rejects the offered resignation, the director will continue to serve until the next annual shareholders' meeting and until his or her successor, is duly elected or his or her earlier resignation or removal in accordance with our Amended and Restated Bylaws ("Bylaws"). If the Board

accepts the offered resignation, then the Board, in its sole discretion, may fill any resulting vacancy or decrease the size of the Board.

How many votes are needed to approve other matters?

              The compensation of our named executive officers will be approved, on an advisory basis, if the votes cast for the proposal exceed the votes cast against it. The vote on the compensation of our named executive officers is advisory and, therefore, not binding on Dollar General, our Board of Directors, or its Compensation Committee.

              The proposal to ratify the appointment of our independent auditor for 2014 will be approved if the votes cast in favor of such proposal exceed the votes cast against it.

              With respect to each of these proposals, and any other matter properly brought before the annual meeting, you may vote in favor of or against the proposal, or you may elect to abstain from voting your shares.

What are broker non-votes?

              Although your broker is the record holder of any shares that you hold in street name, it must vote those shares pursuant to your instructions. If you do not provide instructions, your broker may exercise discretionary voting power over your shares for "routine" items but not for "non-routine" items. All matters described in this proxy statement, except for the ratification of the appointment of our independent auditor, are considered to be non-routine matters.

              "Broker non-votes" occur when shares held of record by a broker are not voted on a matter because the broker has not received voting instructions from the beneficial owner and either lacks or declines to exercise the authority to vote the shares in its discretion.

How will abstentions and broker non-votes be treated?

              Abstentions and broker non-votes, if any, will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present but will not be counted as votes cast either in favor of or against a particular proposal and will have no effect on the outcome of a particular proposal.

Will my vote be confidential?

              Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that is intended to protect your voting privacy. Your vote will not be intentionally disclosed either within Dollar General or to third parties, except (1) as necessary to meet applicable legal requirements; (2) in a dispute regarding authenticity of proxies and ballots; (3) in the case of a contested proxy solicitation, if the other party soliciting proxies does not agree to comply with the confidential voting policy; (4) to allow for the tabulation of votes and certification of the vote; (5) to facilitate a successful proxy solicitation; or (6) when a shareholder makes a written comment on the proxy card or otherwise communicates the vote to management.

PROPOSAL 1:
ELECTION OF DIRECTORS

What is the structure of the Board of Directors?

              Our Board of Directors must consist of 1 to 15 directors, with the exact number, currently fixed at 7, set by the Board. All directors are elected annually by our shareholders.

Who are the nominees this year?

              The nominees for the Board of Directors consist of the 7 current directors. If elected, each nominee would hold office until the 2015 annual meeting of shareholders and until his or her successor is elected and qualified. These nominees, their ages at the date of this document and the calendar year in which they first became a director are listed in the table below.

Name	Age	Director Since
Warren F. Bryant	68	2009
Michael M. Calbert	51	2007
Sandra B. Cochran	55	2012
Richard W. Dreiling	60	2008
Patricia D. Fili-Krushel	60	2012
William C. Rhodes, III	48	2009
David B. Rickard	67	2010

What are the backgrounds of this year's nominees?

              Mr. Bryant served as the President and Chief Executive Officer of Longs Drug Stores Corporation, a retail drugstore chain on the West Coast and in Hawaii, from 2002 through 2008 and as its Chairman of the Board from 2003 through his retirement in 2008. Prior to joining Longs Drug Stores, he served as a Senior Vice President of The Kroger Co., a retail grocery chain, from 1999 to 2002. Mr. Bryant is a director of Office Depot, Inc. and Loblaw Companies Limited of Canada and a former director of George Weston LTD of Canada.

              Mr. Calbert joined KKR & Co. L.P. ("KKR") in January 2000 and was directly involved with several KKR portfolio companies until his retirement in January 2014. Mr. Calbert led the Retail industry team within KKR's Private Equity platform prior to his retirement and now serves as a consultant to KKR. For information regarding our relationship with KKR, see "What related-party transactions existed in 2013 or are planned for 2014?" Mr. Calbert joined Randall's Food Markets beginning in 1994 and served as the Chief Financial Officer from 1997 until it was sold in September 1999. Mr. Calbert also previously worked as a certified public accountant and consultant with Arthur Andersen Worldwide from 1985 to 1994, where his primary focus was the retail and consumer industry. He served as our Chairman of the Board until December 2008. Mr. Calbert is a director of Toys "R" Us, Inc., US Foods, Inc., Pets at Home Ltd., and Academy, Ltd.

              Ms. Cochran has served as a director and as President and Chief Executive Officer of Cracker Barrel Old Country Store, Inc. since September 2011. She joined Cracker Barrel in April 2009 as Executive Vice President and Chief Financial Officer, and was named President and Chief Operating Officer in November 2010. She was previously Chief Executive Officer at book retailer Books-A-Million, Inc. from February 2004 to April 2009. She also served as that company's President (August 1999—February 2004), Chief Financial Officer (September 1993—August 1999) and Vice President of Finance (August 1992—September 1993). Ms. Cochran has over 20 years of experience in the retail industry. Ms. Cochran is a director of Cracker Barrel. She served as a director of Books-A-Million from 2006 to 2009.

              Mr. Dreiling joined Dollar General in January 2008 as Chief Executive Officer and a member of our Board. He was appointed Chairman of the Board on December 2, 2008. Prior to joining Dollar General, Mr. Dreiling served as Chief Executive Officer, President and a director of Duane Reade Holdings, Inc. and Duane Reade Inc., the largest drugstore chain in New York City, from November 2005 until January 2008 and as Chairman of the Board of Duane Reade from March 2007 until January 2008. Prior to that, Mr. Dreiling, beginning in March 2005, served as Executive Vice President—Chief Operating Officer of Longs Drug Stores Corporation, a retail drugstore chain on the West Coast and in Hawaii, after having joined Longs in July 2003 as Executive Vice President and Chief Operations Officer. From 2000 to 2003, Mr. Dreiling served as Executive Vice President—Marketing, Manufacturing and Distribution at Safeway Inc., a food and drug retailer. Prior to that, Mr. Dreiling served from 1998 to 2000 as President of Vons, a Southern California food and drug division of Safeway. He currently serves as the Chairman of the Retail Industry Leaders Association (RILA). Mr. Dreiling is a director of Lowe's Companies, Inc.

              Ms. Fili-Krushel has served as Chairman of NBCUniversal News Group, a division of NBCUniversal Media, LLC, composed of NBC News, CNBC, MSNBC and the Weather Channel, since July 2012. She previously served as Executive Vice President of NBCUniversal (January 2011—July 2012) with a broad portfolio of functions reporting to her, including operations and technical services, business strategy, human resources and legal. Prior to NBCUniversal, Ms. Fili-Krushel was Executive Vice President of Administration at Time Warner Inc. (July 2001—December 2010) where her responsibilities included oversight of philanthropy, corporate social responsibility, human resources, worldwide recruitment, employee development and growth, compensation and benefits, and security. Before joining Time Warner in July 2001, Ms. Fili-Krushel had been Chief Executive Officer of WebMD Health Corp. since April 2000. From July 1998 to April 2000, Ms. Fili-Krushel was President of the ABC Television Network, and from 1993 to 1998 she served as President of ABC Daytime. Before joining ABC, she had been with Lifetime Television since 1988. Prior to Lifetime, Ms. Fili-Krushel held several positions with Home Box Office. Before joining HBO, Ms. Fili-Krushel worked for ABC Sports in various positions.

              Mr. Rhodes was elected Chairman of AutoZone, Inc., a specialty retailer and distributor of automotive replacement parts and accessories, in June 2007. He has served as President and Chief Executive Officer and as a director of AutoZone since 2005. Prior to his appointment as President and Chief Executive Officer, Mr. Rhodes was Executive Vice President—Store Operations and Commercial. Prior to 2004, he had been Senior Vice President—Supply Chain and Information Technology since 2002, and prior thereto had been Senior Vice President—Supply Chain since 2001. Prior to that time, he served in various capacities with AutoZone, including Vice President—Stores in 2000, Senior Vice President—Finance and Vice President—Finance in 1999, and Vice President—Operations Analysis and Support from 1997 to 1999. Prior to 1994, Mr. Rhodes was a manager with Ernst & Young, LLP.

              Mr. Rickard served as the Executive Vice President, Chief Financial Officer and Chief Administrative Officer of CVS Caremark Corporation, a retail pharmacy chain and provider of healthcare services and pharmacy benefits management, from September 1999 until his retirement in December 2009. Prior to joining CVS Caremark, Mr. Rickard was the Senior Vice President and Chief Financial Officer of RJR Nabisco Holdings Corporation from March 1997 to August 1999. Previously, he was Executive Vice President of International Distillers and Vintners Americas. Mr. Rickard is a director of Harris Corporation and Jones Lang LaSalle Incorporated.

How are directors identified and nominated?

              All nominees for election as directors at the annual meeting are currently serving on our Board of Directors and were recommended to the Board for re-election by the Nominating and Governance Committee of our Board (the "Nominating Committee"). The Nominating Committee is responsible for identifying, evaluating and recommending director candidates, subject to the terms of Mr. Dreiling's employment agreement discussed below. Our Board is responsible for nominating the slate of directors for election by shareholders at the annual meeting.

              The charter of our Nominating Committee and our Corporate Governance Guidelines require the Nominating Committee to consider candidates submitted by our shareholders in accordance with the notice provisions of our Bylaws (see "Can shareholders nominate directors?" below) and to apply the same criteria to the evaluation of those candidates as it applies to other director candidates. The Nominating Committee may also use a variety of other methods to identify potential director candidates, such as recommendations by our directors, management, or third-party search firms.

              Our employment agreement with Mr. Dreiling requires Dollar General to (1) nominate him to serve as a member of our Board each year that he is slated for reelection to the Board; and (2) recommend to the Board that Mr. Dreiling serve as Chairman of the Board. Our failure to do so would give rise to a breach of contract claim.

How are nominees evaluated; what are the minimum qualifications?

              Subject to Mr. Dreiling's employment agreement discussed above, the Nominating Committee is charged with recommending to the Board of Directors only those candidates that it believes are qualified to serve as Board members consistent with the criteria for selection of new directors adopted from time to time by the Board and who have not achieved the age of 76, unless the Board has approved an exception to this limit on a case by case basis. We have a written policy to strive to have a Board representing diverse experience at policy-making levels in areas that are relevant to our business. To implement this policy, the Committee assesses diversity by evaluating each candidate's individual qualifications in the context of how that candidate would relate to the Board as a whole and also considers more traditional concepts of diversity. The Committee periodically assesses the effectiveness of this policy by considering whether the Board as a whole represents such diverse experience and composition and by recommending to the Board changes to the criteria for selection of new directors as appropriate. The Committee recommends candidates, including those submitted by shareholders, only if it believes the candidate's knowledge, experience and expertise would strengthen the Board and that the candidate is committed to representing the long-term interests of all Dollar General shareholders.

              The Nominating Committee assesses a candidate's independence, background and experience, as well as the current Board's skill needs and diversity. With respect to incumbent directors selected for re-election, the Committee also assesses each director's meeting attendance record and suitability for continued service. In addition, all nominees should be in a position to devote an adequate amount of time to the effective performance of director duties and possess the following characteristics: integrity and accountability, informed judgment, financial literacy, a cooperative approach, a record of achievement, loyalty, and the ability to consult with and advise management.

What particular experience, qualifications, attributes or skills led the Board of Directors to conclude that each nominee should serve as a director of Dollar General?

              Our Board of Directors believes that each of the nominees can devote an adequate amount of time to the effective performance of director duties and possesses the minimum qualifications identified above. The Board has determined that the nominees, as a whole, complement each other, meet the Board's skill needs, and represent diverse experience at policy-making levels in areas relevant to our business. The Board also considered the following in determining that the nominees should serve as directors of Dollar General:

  •
  Mr. Bryant has over 40 years of retail experience, including experience in marketing, merchandising, operations and finance. His substantial experience in leadership and policy-making roles at other retail companies provides him with an extensive understanding of our industry, as well as with valuable executive management skills and the ability to effectively advise our CEO. As a former board chairman and a former chairman of the governance and nominating committee of another public company, Mr. Bryant also possesses leadership experience in the area of corporate governance.

  •
  Mr. Calbert has considerable experience in managing private equity portfolio companies and is familiar with corporate finance and strategic business planning activities. As the former head of KKR's Retail industry team, Mr. Calbert has a strong background and extensive experience in advising and managing companies in the retail industry, including evaluating business strategies, financial plans and structures, and management teams. Mr. Calbert also has a significant financial and accounting background evidenced by his prior experience as the chief financial officer of a retail company and his 10 years of practice as a certified public accountant. Mr. Calbert serves as the Board's lead director and leads the executive sessions of our non-management and independent directors.

  •
  Ms. Cochran brings over 20 years of retail experience to Dollar General as a result of her current and former roles at Cracker Barrel Old Country Store and her former roles at Books-A-Million. This experience allows her to provide additional support and perspective to our CEO and our Board. In addition, Ms. Cochran's industry and executive experience provides leadership, consensus-building, strategic planning, risk management and budgeting skills. Ms. Cochran also has significant financial experience, having served as the chief financial officer of two public companies and as the vice president, corporate finance of SunTrust Securities, Inc., and our Board has determined that she qualifies as an audit committee financial expert.

  •
  Mr. Dreiling brings to Dollar General over 40 years of retail experience at all operating levels. He provides a unique perspective regarding our industry as a result of his experience progressing through the ranks within various retail companies. His experience overseeing the operations, marketing, manufacturing and distribution functions of other retail companies bolsters Mr. Dreiling's thorough understanding of all key areas of our business. In addition, Mr. Dreiling's service in leadership and policy-making positions of other retail companies has provided him with the necessary leadership skills to effectively guide and oversee the direction of Dollar General and with the consensus-building skills required to lead our management team and our Board. Moreover, during the time that Mr. Dreiling has served as our CEO, he has gained a thorough understanding of our operations and has managed us through significant change. In 2011, he was named "Retailer of the Year" by Mass Market Retailer. Mr. Dreiling was also listed among Supermarket News "Power 50 Retailers" for 2011 and 2012 and named "CEO of the Year" by the Retail Leader in 2012.

  •
  Ms. Fili-Krushel's background increases the breadth of experience of our Board as a result of her extensive executive experience overseeing the business strategy, philanthropy, corporate social responsibility, human resources, recruitment, employee growth and development, compensation and benefits, and legal functions at large public companies in the media industry. In addition, her understanding of consumer behavior based on her knowledge of viewership patterns and preferences provides additional perspective to our Board in understanding our customer base.

  •
  Mr. Rhodes has 19 years of experience in the retail industry, including extensive experience in operations, supply chain and finance, among other areas. This background serves as a strong foundation for offering invaluable perspective and expertise to our CEO and our Board. In addition, his experience as a board chairman and chief executive officer of a public retail company and as the former Chairman of RILA provides leadership, consensus-building, strategic planning and budgeting skills, as well as extensive understanding of both short- and long-term issues confronting the retail industry. Mr. Rhodes also has a strong financial background.

  •
  Mr. Rickard held senior management and executive positions for much of his 38 years in the corporate world. He has significant retail experience and a diverse retail industry background, including experience serving on the board of another retail company. He also has an extensive financial and accounting background, having served as the chief financial officer of two public companies, including a large retailer. As a result, our Board has determined that Mr. Rickard is an audit committee financial expert and has elected him to serve as the Chairman of the Audit Committee. Mr. Rickard's financial experience within the retail industry also brings expertise and perspective to our Board's discussions regarding strategic planning and budgeting.

              Acting upon the Nominating Committee's recommendation and after concluding that these nominees possess the appropriate experience, qualifications, attributes and skills, our Board has unanimously nominated these individuals to be elected by our shareholders at our annual meeting.

Can shareholders nominate directors?

              Shareholders can nominate directors by following the procedures outlined in our Bylaws. In short, the shareholder must deliver a written notice to our Corporate Secretary at 100 Mission Ridge, Goodlettsville, TN 37072 for receipt no earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the prior year's annual meeting. However, if the meeting is held more than 30 days before or more than 60 days after such anniversary date, the notice must be received no earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the date of such annual meeting. If the first public announcement of the annual meeting date is less than 100 days prior to the date of such annual meeting, the notice must be received by the 10th day following the public announcement date.

              The notice must contain all information required by our Bylaws about the shareholder proposing the nominee and about the nominee, which generally includes:

  •
  the nominee's name, age, business and residence addresses, and principal occupation or employment;

  •
  the class and number of shares of Dollar General common stock beneficially owned by the nominee and by the shareholder proposing the nominee;

  •
  any other information relating to the nominee that is required to be disclosed in proxy solicitations with respect to nominees for election as directors pursuant to Regulation 14A of the Securities Exchange Act of 1934 (including the nominee's written consent to being named in the proxy statement as a nominee and to serving as a director, if elected);

  •
  the name and address of the shareholder proposing the nominee as they appear on our record books, and the name and address of the beneficial holder (if applicable);

  •
  any other interests of the proposing shareholder or the proposing shareholder's immediate family in the securities of Dollar General, including interests the value of which is based on increases or decreases in the value of securities of Dollar General or the payment of dividends by Dollar General;

  •
  a description of all compensatory arrangements or understandings between the proposing shareholder and each nominee; and

  •
  a description of all arrangements or understandings between the proposing shareholder and each nominee and any other person pursuant to which the nomination is to be made by the shareholder.

              You should consult our Bylaws, posted on the "Investor Information—Corporate Governance" portion of our website located at www.dollargeneral.com, for more detailed information regarding the process by which shareholders may nominate directors. No shareholder nominees have been proposed for this year's annual meeting.

What if a nominee is unwilling or unable to serve?

              That is not expected to occur. If it does, the persons designated as proxies on your proxy card are authorized to vote your proxy for a substitute designated by our Board of Directors.

Are there any familial relationships between any of the nominees?

              There are no familial relationships between any of the nominees or between any of the nominees and any of our executive officers. See "Director Independence" below for a discussion of a familial relationship between Ms. Cochran and one of our non-executive officers.

What does the Board of Directors recommend?

              Our Board unanimously recommends that you vote FOR the election of each of the director nominees.

CORPORATE GOVERNANCE

Does the Board of Directors have standing Audit, Compensation and Nominating Committees?

              Yes. Our Board of Directors has a standing Audit Committee, Compensation Committee and Nominating Committee. The Board has adopted a written charter for each of these committees, which are available on the "Investor Information—Corporate Governance" section of our website located at www.dollargeneral.com. Current information regarding each of these committees is set forth below.

Name of Committee & Members	Committee Functions

AUDIT: Mr. Rickard, Chairman Mr. Bryant Ms. Cochran

•

Selects the independent auditor

•

Pre-approves the independent auditor's audit engagement fees and terms and all permitted non-audit services and fees

•

Reviews an annual report describing the independent auditor's internal quality control procedures and any material issues raised by its most recent review of internal quality controls

•

Annually evaluates the independent auditor's qualifications, performance and independence, annually evaluates the lead audit partner, and periodically considers whether there should be a regular rotation of such firm

•

Discusses the audit scope and any audit problems or difficulties

•

Sets policies regarding the hiring of current and former employees of the independent auditor

•

Discusses the annual audited and quarterly unaudited financial statements with management and the independent auditor

•

Discusses types of information to be disclosed in earnings press releases and provided to analysts and rating agencies

•

Discusses policies governing the process by which risk assessment and risk management are to be undertaken

•

Reviews disclosures made by the CEO and CFO regarding any significant deficiencies or material weaknesses in our internal control over financial reporting

•

Reviews internal audit activities, projects and budget

•

Establishes procedures for receipt, retention and treatment of complaints we receive regarding accounting or internal controls

•

Discusses with our general counsel legal matters having an impact on financial statements

•

Periodically reviews and reassesses the committee's charter

•

Performs an annual self-assessment

•

Prepares the committee report required in our proxy statement

•

Evaluates and makes recommendations concerning shareholder proposals relating to matters within the committee's expertise

Name of Committee & Members	Committee Functions

COMPENSATION: Mr. Bryant, Chairman Ms. Fili-Krushel Mr. Rhodes

•

Reviews and approves corporate goals and objectives relevant to the compensation of our CEO

•

Determines the compensation of our executive officers and recommends the compensation of our directors

•

Recommends, when appropriate, changes to our compensation philosophy and principles

•

Establishes our short-term incentive compensation program for senior officers

•

Establishes the long-term incentive compensation program and approves equity-based awards under such program

•

Oversees the share ownership guidelines for Board members and senior officers

•

Oversees the process for evaluating our senior officers

•

Reviews and discusses with management, prior to the filing of the proxy statement, the disclosure regarding executive compensation, including the Compensation Discussion and Analysis and compensation tables (in addition to preparing a report on executive compensation for the proxy statement)

•

Oversees and evaluates the independence of its compensation consultant and other advisors

•

Performs an annual self-evaluation

•

Evaluates and makes recommendations concerning shareholder proposals relating to matters within the committee's expertise

•

Periodically reviews and reassesses the committee's charter

NOMINATING AND	• Develops and recommends criteria for selecting new directors
GOVERNANCE:	• Screens and recommends to our Board individuals qualified to become
Mr. Rhodes, Chairman Ms. Cochran Ms. Fili-Krushel

    members of our Board

•

Recommends the structure and membership of Board committees

•

Recommends persons to fill Board and committee vacancies

•

Develops and recommends Corporate Governance Guidelines and corporate governance practices

•

Oversees the process governing the evaluation of the Board

•

Performs an annual self-evaluation

•

Evaluates and makes recommendations concerning shareholder proposals relating to matters within the committee's expertise

•

Periodically reviews and reassesses the committee's charter

Does Dollar General have an audit committee financial expert serving on its Audit Committee?

              Yes. Our Board has designated Mr. Rickard and Ms. Cochran as audit committee financial experts and has determined that each is independent as defined in NYSE listing standards and in our Corporate Governance Guidelines. Such experts have the same responsibilities as the other Audit Committee members. They are not our auditors or accountants, do not perform "field work" and are not employees. The SEC has determined that designation as an audit committee financial expert will not cause a person to be deemed to be an "expert" for any purpose.

How often did the Board and its committees meet in 2013?

              During 2013, our Board, Audit Committee, Compensation Committee and Nominating Committee met 6, 4, 4 and 2 times, respectively. Our Compensation Committee and our Nominating Committee were combined as a single Compensation, Nominating and Governance, or CNG, Committee for a portion of 2013 and such combined committee met 2 times in 2013. Each incumbent director attended at least 75% of the total of all meetings of the Board and all committees on which he or she served which were held during the period for which he or she was a director.

What is Dollar General's policy regarding Board member attendance at the annual meeting?

              Our Board of Directors has adopted a policy that all directors should attend annual shareholders' meetings unless attendance is not feasible due to unavoidable circumstances. All Board members attended the 2013 annual shareholders' meeting.

Does Dollar General combine the positions of Chairman and CEO?

              Yes. Mr. Dreiling serves as Chairman of our Board of Directors and CEO. Mr. Dreiling's employment agreement with us provides that Dollar General shall recommend to the Board that he serve as the Chairman of the Board for as long as he is employed under such agreement.

              The Board believes combining these roles provides an efficient and effective leadership model for Dollar General because, given his day-to-day involvement with and intimate understanding of our specific business, industry and management team, Mr. Dreiling is particularly suited to effectively identify strategic priorities, lead the discussion and execution of strategy, and facilitate information flow between management and the Board. The Board further believes that combining these roles fosters clear accountability, effective decision-making, and alignment on the development and execution of corporate strategy. To promote effective independent oversight, the Board has adopted a number of governance practices, including:

    •
    Ensuring opportunity after each regularly scheduled Board meeting for executive sessions of the independent directors and, if not all non-management directors are independent, of the non-management directors. As the lead director, Mr. Calbert presides over such executive sessions.

    •
    Conducting annual performance evaluations of Mr. Dreiling by the Compensation Committee, the results of which are reviewed with the lead director and with the Board.

    •
    Conducting annual Board and committee performance evaluations.

              The Board recognizes that no single leadership model is right for all companies and at all times, and the Board will review its leadership structure as appropriate to ensure it continues to be in the best interests of Dollar General and our shareholders.

What is the Board of Director's role in risk oversight?

              Our Board of Directors and its committees have an important role in our risk oversight process. Our Board regularly reviews with management our financial and business strategies, including relevant material risks as appropriate. Our General Counsel also periodically reviews with the Board our insurance coverage and programs as well as litigation risks.

              The Audit Committee discusses our policies with respect to risk assessment and risk management, primarily through oversight of our enterprise risk management program. Our Internal Audit department coordinates that program, which entails review and documentation of our comprehensive risk management practices. The program evaluates internal and external risks, identifies mitigation strategies, and assesses the remaining residual risk. The program is updated through interviews with senior management and our Board, review of strategic initiatives, evaluation of the fiscal budget, review of upcoming legislative or regulatory changes, and review of other outside information concerning business, financial, legal, reputational, and other risks. The results are presented to the Audit Committee at least annually. Quarterly, the categories with high residual risk, along with their mitigation strategies, are reviewed individually.

              Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation program. As discussed under "Executive Compensation—Compensation Risk Considerations" below, the Compensation Committee also participates in periodic assessments of the risks relating to our overall compensation programs.

              While the Audit Committee and the Compensation Committee oversee the risk areas identified above, the entire Board is regularly informed about risks through committee reports. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. Our Board believes this division of risk management responsibilities effectively addresses the risks facing Dollar General. Accordingly, the risk oversight role of our Board and its committees has not had any effect on our Board's leadership structure.

Does Dollar General have a management succession plan?

              Yes. Our Corporate Governance Guidelines require our Board of Directors to coordinate with our CEO to ensure that a formalized process governs long-term management development and succession. Our Board formally reviews our management succession plan at least annually. Our comprehensive program encompasses not only our CEO and other executive officers but all employees through the front-line supervisory level. The program focuses on key succession elements, including identification of potential successors for positions where it has been determined that internal succession is appropriate, assessment of each potential successor's level of readiness, and preparation of individual growth and development plans. With respect to CEO succession planning, the Company's long-term business strategy is also considered. In addition, we maintain at all times, and review with the Board periodically, a confidential procedure for the timely and efficient transfer of the CEO's responsibilities in the event of an emergency or his sudden incapacitation or departure.

Are there share ownership guidelines for Board members and senior officers?

              Yes. Details of our share ownership guidelines for Board members and senior officers, summarized below, are included in our Corporate Governance Guidelines.

              For Board members, the guideline is 4 times the annual cash retainer payable for service on our Board as in effect on January 1, 2011 (or, if later, the date on which the director joined or joins our Board) to be achieved within 5 years of August 24, 2011 (or, if later, within 5 years of the date on which the director joined or joins our Board). At least 1 times the annual cash retainer in effect at the time the director joined or joins our Board should be acquired prior to joining the Board (or as soon after as practicable).

              For senior officers, the guideline is a multiple, as set forth below, of the officer's annual base salary as in effect on April 1, 2013 (or, if later, the officer's hire or promotion date) to be achieved within 5 years of the later of April 1, 2013 or the April 1 next following such person's hire or promotion date.

Officer Level	Multiple of Base Salary
CEO	5X
COO/EVP	3X
SVP	2X

How can I communicate with the Board of Directors?

              Our Board-approved process for security holders and other interested parties to contact the Board of Directors, a particular director, or the non-management directors or the independent directors as a group is described on www.dollargeneral.com under "Investor Information—Corporate Governance."

Where can I find more information about Dollar General's corporate governance practices?

              Our governance-related information is posted on www.dollargeneral.com under "Investor Information—Corporate Governance," including our Corporate Governance Guidelines, Code of Business Conduct and Ethics, the charter of each of the Audit Committee, the Compensation Committee and the Nominating Committee, and the name(s) of the persons chosen to lead the executive sessions of the non-management directors and of the independent directors. This information is available in print to any shareholder who sends a written request to: Investor Relations, Dollar General Corporation, 100 Mission Ridge, Goodlettsville, TN 37072.

DIRECTOR COMPENSATION

              The following table and text summarize the compensation earned by or paid to each of our non-employee Board members for 2013. Mr. Dreiling was not separately compensated for his service on the Board; his compensation for service as our CEO is discussed under "Executive Compensation" below. We have omitted the columns pertaining to non-equity incentive plan compensation and change in pension value and nonqualified deferred compensation earnings because they are inapplicable.

Fiscal 2013 Director Compensation

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Raj Agrawal(1)	69,497	52,204	61,302	1,500	184,503
Warren F. Bryant	87,750	52,204	61,302	—	201,256
Michael M. Calbert	94,712	52,204	61,302	—	208,218
Sandra B. Cochran	75,000	104,740	119,693	—	299,433
Patricia D. Fili-Krushel	76,500	52,204	61,302	—	190,006
Adrian Jones(1)	69,497	52,204	61,302	1,500	184,503
William C. Rhodes, III	84,000	52,204	61,302	—	197,506
David B. Rickard	92,500	52,204	61,302	—	206,006

(1)
Messrs. Agrawal and Jones resigned from our Board effective December 5, 2013.

(2)
In addition to the annual Board retainer, prorated in the case of Messrs. Agrawal and Jones, each director received payment for the following number of excess meetings: Mr. Bryant (4); Ms. Fili-Krushel (2); and Mr. Rhodes (3). Messrs. Bryant, Calbert, Rhodes, and Rickard also received an annual retainer for service as the Compensation Committee Chairman, the CNG Committee Chairman, the Nominating Committee Chairman, and the Audit Committee Chairman, respectively, prorated as applicable for Messrs. Bryant, Calbert, and Rhodes. Mr. Calbert further received a prorated annual retainer for service as the lead director.

(3)
Represents the aggregate grant date fair value of restricted stock units awarded to Ms. Cochran on March 18, 2013 in connection with her appointment to the Board in December 2012 (with an individual grant date fair value of $52,536), as well as to each director (including Ms. Cochran) on May 29, 2013, computed in accordance with FASB ASC Topic 718. Information regarding assumptions made in the valuation of these awards is included in Note 10 of the annual consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended January 31, 2014, filed with the SEC on March 20, 2014 (our "2013 Form 10-K"). As of January 31, 2014, each of the persons listed in the table above had the following total unvested restricted stock units outstanding: each of Messrs. Agrawal and Jones (0); each of Messrs. Bryant, Calbert, Rhodes, and Rickard (2,024); Ms. Cochran (2,060); Ms. Fili-Krushel (1,656).

(4)
Represents the aggregate grant date fair value of stock options awarded to Ms. Cochran on March 18, 2013 in connection with her appointment to the Board in December 2012 (with an individual grant date fair value of $58,391), as well as to each director (including Ms. Cochran) on May 29, 2013, computed in accordance with FASB ASC Topic 718. Information regarding assumptions made in the valuation of these awards is included in Note 10 of the annual consolidated financial statements in our 2013 Form 10-K. As of January 31, 2014, each of the persons listed in the table above had the following total unexercised stock options outstanding (whether or not then exercisable): Mr. Agrawal (0); each of Messrs. Bryant, Calbert, and Rhodes (16,917); Ms. Cochran (8,281); Ms. Fili-Krushel (8,053); Mr. Jones (8,192); and Mr. Rickard (16,674).

(5)
Perquisites and personal benefits, if any, totaled less than $10,000 per director. The amount reported for each of Messrs. Agrawal and Jones represents cash reimbursement for taxes in connection with a retirement gift.

              The Compensation Committee recommends, and the Board approves, the form and amount of director compensation. As part of this process, the Committee may consult with or review information provided by Meridian Compensation Partners ("Meridian"), its independent consultant, and may consider the input of our CEO and our Chief People Officer. However, the Committee and the Board retain and exercise ultimate decision-making authority regarding director compensation. We do not compensate for Board service any director who also serves as our employee. We will reimburse directors for certain fees and expenses incurred in connection with continuing education seminars and for travel and related expenses related to Dollar General business.

              For 2013, each non-employee director received payment (prorated as applicable) of the following cash compensation, as applicable:

    •
    $75,000 annual retainer for service as a Board member;

    •
    $17,500 annual retainer for service as lead director, as the Audit Committee Chairman or as the CNG Committee Chairman;

    •
    $15,000 annual retainer for service as the Compensation Committee Chairman;

    •
    $10,000 annual retainer for service as the Nominating Committee Chairman; and

    •
    $1,500 for each Board or committee meeting in excess of an aggregate of 12 that a director attended during the fiscal year.

              Effective April 1, 2013, we separated our CNG Committee into the Compensation Committee and the Nominating Committee. We also named a lead director effective March 19, 2013. As a result, all of the associated retainers for 2013 were prorated accordingly.

              In addition, equity awards under our Amended and Restated 2007 Stock Incentive Plan are granted annually to each non-employee director who is elected or reelected at the shareholders' meeting or who is appointed after the annual shareholders' meeting but before February 1 of a given year. The equity award has an estimated value of $125,000 on the grant date, as determined by Meridian using economic variables such as the trading price of our common stock, expected volatility of the stock trading prices of similar companies, and the terms of the awards. Sixty percent of this value consists of non-qualified stock options to purchase shares of our common stock ("Options") and 40% consists of restricted stock units payable in shares of our common stock ("RSUs"). The Options are scheduled to vest as to 25% of the award and the RSUs are scheduled to vest as to 33 1/3% of the award on each of the first four and three anniversaries of the grant date, respectively, in each case subject to the director's continued service on our Board. Directors may elect to defer receipt of shares underlying the RSUs.

              After reviewing our Board compensation program relative to our market comparator group, including an analysis provided by Meridian, the Compensation Committee recommended, and the Board approved, the following revised annual retainer and meeting fees effective February 1, 2014:

    •
    $85,000 annual retainer for service as a Board member;

    •
    $25,000 annual retainer for service as lead director;

    •
    $22,500 annual retainer for service as the Audit Committee Chairman;

    •
    $20,000 annual retainer for service as the Compensation Committee Chairman;

    •
    $15,000 annual retainer for service as the Nominating Committee Chairman; and

    •
    $1,500 for each Board or committee meeting in excess of an aggregate of 16 that a director attends during each fiscal year.

DIRECTOR INDEPENDENCE

Is Dollar General subject to the NYSE governance rules regarding director independence?

              Yes. A majority of our directors must be independent in accordance with the independence requirements set forth in the NYSE listing standards. In addition, the Audit Committee, the Compensation Committee and the Nominating Committee must be composed solely of independent directors to comply with such listing standards and, in the case of the Audit Committee, with SEC rules. The NYSE listing standards define specific relationships that disqualify directors from being independent and further require that for a director to qualify as "independent," the Board must affirmatively determine that the director has no material relationship with Dollar General. The SEC's rules and the NYSE listing standards contain separate definitions of independence for members of audit committees and compensation committees, respectively.

How does the Board of Directors determine director independence?

              The Board of Directors affirmatively determines the independence of each director and director nominee in accordance with guidelines it has adopted, which include all elements of independence set forth in the NYSE listing standards and SEC rules as well as certain Board-adopted categorical independence standards. These guidelines are contained in our Corporate Governance Guidelines, which are posted on the "Investor Information—Corporate Governance" section of our website located at www.dollargeneral.com.

              The Board first analyzes whether any director or nominee has a relationship covered by the NYSE listing standards that would prohibit an independence finding for Board or committee purposes. The Board then analyzes any relationship of the remaining eligible directors and nominees with Dollar General or our management that falls outside the parameters of the Board's separately adopted categorical independence standards to determine whether or not that relationship is material. The Board may determine that a director or nominee who has a relationship outside such parameters is nonetheless independent because the relationship is not considered to be material. Any director who has a material relationship with Dollar General or its management is not considered to be independent. Absent special circumstances, the Board does not consider or analyze any relationship that falls within the parameters of the Board's separately adopted categorical independence standards.

Are all of the directors and nominees independent?

              No. Our Board of Directors consists of Warren F. Bryant, Michael M. Calbert, Sandra B. Cochran, Richard W. Dreiling, Patricia D. Fili-Krushel, William C. Rhodes and David B. Rickard. Messrs. Bryant and Rickard and Ms. Cochran serve on our Audit Committee, Messrs. Bryant and Rhodes and Ms. Fili-Krushel serve on our Compensation Committee, and Mr. Rhodes and Mss. Cochran and Fili-Krushel serve on our Nominating Committee.

              Our Board has affirmatively determined that Messrs. Bryant, Calbert, Rhodes and Rickard and Mss. Cochran and Fili-Krushel, but not Mr. Dreiling, are independent from our management under both the NYSE listing standards and our additional standards. Except as described below, any relationship between an independent director and Dollar General or our management fell within the Board-adopted categorical standards and, accordingly, was not reviewed or considered by our Board. The Board has also determined that the current members of the Audit Committee, the Compensation Committee and the Nominating Committee meet the independence requirements for membership on those committees set forth in the NYSE listing standards, our additional standards and, as to the Audit Committee, SEC rules.

              Raj Agrawal and Adrian Jones served on our Board until December 5, 2013. Mr. Rhodes served on our Audit Committee through March 31, 2013. Messrs. Calbert and Jones, who were not independent during 2013, served on our combined CNG Committee through March 31, 2013, in reliance upon NYSE transition rules for a formerly "controlled company" that did not require full independence of the membership of our CNG Committee until April 2, 2013.When our Board last considered the matter, it did not deem Messrs. Agrawal and Jones to be independent from our management.

              Our Board previously determined that Mr. Calbert did not qualify as an independent director as a result of KKR's business transactions and affiliation with Dollar General. Following Mr. Calbert's retirement from KKR in January 2014 and in light of KKR's exit from Dollar General in December 2013, the Board reconsidered Mr. Calbert's independence status. The Board determined that, because KKR is no longer an affiliate of Dollar General and Mr. Calbert is no longer an employee of KKR, his consulting relationship with KKR does not constitute a material relationship with Dollar General or its management. Accordingly, the Board determined Mr. Calbert to be independent effective March 19, 2014.

              In reaching the determination that Ms. Cochran is independent, the Board considered that Ms. Cochran's brother, Stephen Brophy, has served as a Vice President of the Company (a non-executive position) since 2009. For 2013, Mr. Brophy earned from the Company total cash compensation (comprised of his base salary and bonus compensation) of less than $250,000. In addition, Mr. Brophy received from the Company on March 18, 2013 an equity award of 2,999 non-qualified stock options to purchase shares of Dollar General's common stock, a target award of 707 performance share units (279 of which were earned as a result of Dollar General's level of achievement of applicable financial performance measures for 2013), and 711 restricted stock units, and on March 18, 2014 he received an equity award of 3,034 non-qualified stock options to purchase shares of Dollar General's common stock, between 0 and 1,707 performance share units, with a targeted amount of 569 (the exact amount to be determined based upon Dollar General's fiscal 2014 financial performance), and 566 restricted stock units, in each case on terms substantially similar to awards described in Dollar General's Annual Proxy Statement filed with the SEC on April 11, 2013 and in this Proxy Statement. We do not expect Mr. Brophy's compensation arrangements for 2014 to materially differ from his 2013 compensation arrangements.

              Mr. Brophy also is eligible to participate in employee benefits plans and programs available to our other full-time employees. Ms. Cochran does not participate in any decision-making related to Mr. Brophy's compensation or performance evaluations. Mr. Brophy's cash compensation and equity awards were approved by the Compensation Committee pursuant to the Company's related-party transactions approval policy.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

Does the Board of Directors have a related-party transactions approval policy?

              Yes. Our Board of Directors has adopted a written policy for the review, approval or ratification of "related party" transactions. A "related party" for this purpose includes our directors, director nominees, executive officers and greater than 5% shareholders, and any of their immediate family members, and a "transaction" includes one in which (1) the total amount may exceed $120,000, (2) Dollar General is a participant, and (3) a related party will have a direct or indirect material interest (other than as a director or a less than 10% owner of another entity, or both).

              Pursuant to this policy and subject to certain exceptions identified below, all known related party transactions require prior Board approval. In addition, at least annually after receiving a list of immediate family members and affiliates from our directors and executive officers, the Corporate Secretary inquires of relevant internal departments to determine whether any transactions were unknowingly entered into with a related party and presents a list of such transactions, subject to certain exceptions identified below, to the Board for review.

              Our Chairman and CEO is authorized to approve a related party transaction in which he is not involved if the total anticipated amount is less than $1 million and he informs the Board of the transaction. The transactions below are deemed pre-approved without Board review or approval:

    •
    Transactions with a related party if the total amount does not exceed the greater of $1 million or 2% of the entity's annual consolidated revenues (total consolidated assets in the case of a lender) and no related party who is an individual participates in the actual provision of services or goods to, or negotiations with, us on the entity's behalf or receives special compensation or benefit as a result.

    •
    Charitable contributions if the total amount does not exceed 2% of the recipient's total annual receipts and no related party who is an individual participates in the grant decision or receives any special compensation or benefit as a result.

    •
    Transactions where the interest arises solely from share ownership in Dollar General and all of our shareholders receive the same benefit on a pro rata basis.

    •
    Transactions where the rates or charges are determined by competitive bid.

    •
    Transactions for services as a common or contract carrier or public utility at rates or charges fixed in conformity with law or governmental authority.

    •
    Transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

    •
    Compensatory transactions available on a nondiscriminatory basis to all salaried employees generally, ordinary course business travel expenses and reimbursements, or compensatory arrangements to directors, director nominees or officers that have been approved by the Board or an authorized committee.

              The related party may not participate in any discussion or approval of the transaction and must provide to the Board all material information concerning the transaction.

What related-party transactions existed in 2013 or are planned for 2014?

              We describe below the transactions that have occurred since the beginning of 2013, and any currently proposed transactions, that involve Dollar General and exceed $120,000 and in which a related party had or has a direct or indirect material interest. We also describe below select other relationships in which a related party has an interest that may not be material.

              Related Party Transactions.    In connection with our initial public offering in 2009, we entered into a shareholders' agreement with affiliates of each of KKR and Goldman, Sachs & Co. Among its other terms, the shareholders' agreement established certain rights with respect to our corporate governance, including the designation of directors. The shareholders' agreement effectively terminated after Buck Holdings, L.P. sold its remaining shareholdings in Dollar General in December 2013.

              In connection with our 2007 merger, we entered into a registration rights agreement with Buck Holdings, L.P., Buck Holdings, LLC, KKR and Goldman, Sachs & Co. (and certain of their affiliated investment funds), among certain other parties. Pursuant to this agreement, investment funds affiliated with KKR had an unlimited number of demand registration rights and investment funds affiliated with Goldman, Sachs & Co. had two demand registration rights which could be exercised once a year. Pursuant to such demand registration rights, we were required to register with the SEC the shares of common stock beneficially owned by them through Buck Holdings, L.P. for sale by them to the public, provided that each of them held at least $100 million in registrable securities and such registration would reasonably be expected to result in aggregate gross proceeds of $50 million. In addition, in the event that we registered additional shares of common stock for sale to the public, whether on behalf of us or the investment funds as described above, we were required to give notice of such registration to all parties to the registration rights agreement, including our executive officers other than Messrs. Sparks and D'Arezzo, and such persons had piggyback registration rights providing them the right to have us include the shares of common stock owned by them in any such registration. In each such event, we were required to pay the registration expenses. Such demand and piggyback registration rights have expired as a result of the sale by Buck Holdings, L.P. of its remaining shareholdings in Dollar General in December 2013.

              Pursuant to this registration rights agreement and the demand registration rights thereunder, a secondary offering of our common stock was completed in April 2013 for which affiliates of KKR and of Goldman, Sachs & Co. served as underwriters. Dollar General did not sell shares of common stock, receive proceeds, or pay any underwriting fees in connection with the secondary offering, but paid resulting expenses of approximately $0.5 million. Certain members of our management, including certain of our executive officers, exercised piggyback registration rights in connection with such offering. The underwriters, including affiliates of KKR and Goldman, Sachs & Co., waived their fee for members of our management who participated in the offering.

              Affiliates of KKR were and Goldman, Sachs & Co. may have been lenders under our senior secured term loan facility, as amended, which had a $2.3 billion principal amount at inception and a principal balance as of January 31, 2014 of $0. This term loan facility was entered into and subsequently amended in the ordinary course of business and, as of the loan origination and subsequent amendments, was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender and did not involve more than the normal risk of collectability or present other unfavorable features. We paid approximately $11.3 million of interest on the term loan facility during fiscal 2013, including approximately $0.5 million to affiliates of KKR and less than $120,000 to affiliates of Goldman, Sachs & Co.

              An affiliate of Goldman, Sachs & Co. (among other entities) served as lender and as documentation agent and joint lead arranger under our senior secured asset-based revolving credit facility, as amended. This facility, as amended, had a maximum total commitment of $1.2 billion and was entered into and subsequently amended in the ordinary course of business, was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender and did not involve more than the normal risk of collectability or present other unfavorable features. We paid approximately $1.1 million of interest on the revolving credit facility during fiscal 2013, including less than $120,000 of interest to affiliates of Goldman, Sachs & Co.

              On April 11, 2013, Dollar General consummated a refinancing pursuant to which it terminated the senior secured term loan facility and the senior secured asset-based revolving credit facility, entered into a new five-year unsecured credit agreement, and issued senior notes due in 2018 and 2023, in each case as further described below.

              The new senior unsecured credit facilities (the "Facilities") consist of a $1.0 billion senior unsecured term loan facility (the "Term Facility") and an $850.0 million senior unsecured revolving credit facility (the "Revolving Facility"), which provides for the issuance of letters of credit up to $250.0 million. Dollar General may request, subject to agreement by one or more lenders, increased revolving commitments and/or incremental term loan facilities in an aggregate amount of up to $150.0 million. An affiliate of Goldman, Sachs & Co. serves as a lender and an agent, and served as an arranger, under the Facilities for which it received fees of $0.7 million during 2013. The Revolving Facility commitment of the affiliate of Goldman, Sachs & Co. is $73.5 million. We paid approximately $12.5 million of interest on the Facilities during fiscal 2013, including approximately $151,000 of interest to affiliates of Goldman, Sachs & Co. As of January 31, 2014, Dollar General had a principal balance of $1.0 billion under the Term Facility, outstanding letters of credit of $27.2 million under the Revolving Facility and $822.8 million of borrowing availability under the Revolving Facility.

              On April 11, 2013, Dollar General issued $400.0 million aggregate principal amount of 1.875% senior notes due 2018 (the "2018 Senior Notes"), net of discount of $0.5 million, which mature on April 15, 2018; and issued $900.0 million aggregate principal amount of 3.25% senior notes due 2023 (the "2023 Senior Notes"), net of discount of $2.4 million, which mature on April 15, 2023. KKR and Goldman, Sachs & Co. served as underwriters for the issuance of the 2018 Senior Notes and the 2023 Senior Notes for which they received underwriting fees of approximately $0.7 million and $1.5 million, respectively.

              Each of KKR and Goldman, Sachs & Co., either directly or through affiliates, has ownership interests in a broad range of companies ("Portfolio Companies") with whom we may from time to time enter into commercial transactions in the ordinary course of business, primarily for the purchase of goods and services. We believe that none of our transactions or arrangements with Portfolio Companies is significant enough to be considered material to KKR or Goldman, Sachs & Co. or to our business or shareholders. In 2013, the largest amount paid to a Portfolio Company was approximately $109.3 million paid to a KKR Portfolio Company in the ordinary course of business for the purchase of merchandise for resale. This amount represented less than 3.0% of the vendor's revenues for its last completed fiscal year and less than 1.0% of our revenues for 2013.

              Our Board member, Mr. Calbert, served as an executive of KKR until 2014 and continues to serve as a consultant to KKR. Our former Board member, Mr. Agrawal, serves as an executive of KKR, while our former Board member, Mr. Jones, serves as a Managing Director of Goldman, Sachs & Co. KKR indirectly owned, through its investment in Buck Holdings, L.P., in excess of 5% of the shares of our common stock during a portion of 2013. Buck Holdings, L.P. sold all of its shares in Dollar General in December 2013.

              See "Director Independence" for a discussion of a familial relationship between Ms. Cochran and one of our non-executive officers and compensation paid to that officer during 2013 and 2014.

              Interlocks.    Mr. Dreiling served as a manager of Buck Holdings, LLC for which Messrs. Calbert, Agrawal and Jones served as managers. Buck Holdings, LLC was dissolved on January 8, 2014. Messrs. Calbert and Jones served on our CNG Committee through March 31, 2013.

EXECUTIVE COMPENSATION

              We refer to the persons listed in the Summary Compensation Table below as our "named executive officers." References to the "merger" or the "2007 merger" mean our merger that occurred on July 6, 2007.

Compensation Discussion and Analysis

Executive Overview

              The overarching goal of our executive compensation program is to serve the long-term interests of our shareholders. A competitive executive compensation package is critical for us to attract, retain and motivate persons who we believe have the ability and desire to deliver superior shareholder returns. We strive to balance the short-term and long-term components of our executive compensation program to incent achievement of both our annual and long-term business strategies, to pay for performance and to maintain our competitive position in the market in which we compete for executive talent.

              The following are our key financial and operating results for 2013:

    •
    Total sales increased 9.2% over 2012. Sales in same-stores increased 3.3% following a 4.7% increase in 2012.

    •
    Operating profit increased 4.9% to $1.74 billion, or 9.9% of sales, compared to $1.66 billion, or 10.3% of sales, in 2012.

    •
    Net income increased 7.6% to $1.025 billion compared to $953 million in 2012, and earnings per diluted share increased 11.2% to $3.17 compared to $2.85 in 2012.

    •
    We generated $1.213 billion of cash flows from operating activities, an increase of 7.2% compared to 2012.

    •
    We opened 650 new stores, remodeled or relocated 582 stores, and closed 24 stores, resulting in a store count of 11,132 on January 31, 2014.

    •
    Adjusted EBITDA, as defined and calculated for purposes of our outstanding performance-based stock option awards and our outstanding performance share unit awards, was $2.09 billion versus $1.98 billion in 2012.

    •
    Adjusted ROIC, as defined and calculated for purposes of our outstanding performance share unit awards, was 19.89% versus 21.06% in 2012.

    •
    Adjusted EBIT, as defined and calculated for purposes of our annual Teamshare bonus program, was $1.742 billion (94.2% of the target).

              2011 Say on Pay Vote.    In 2011 our shareholders voted on an advisory basis with respect to our compensation program for named executive officers. Of the total votes cast (excluding abstentions and broker non-votes), 96.5% were cast in support of the program. We provide the opportunity to vote on a nonbinding basis on these matters once every three years, which is the time interval last approved by our shareholders on a nonbinding basis. We continue to view this vote as supportive of our compensation policies and decisions. Since 2012, we have made various changes to our compensation program in order to remain competitive, and we believe these changes further strengthen our program in ways that support our shareholders' interests.

              The most significant compensation-related actions or achievements in 2013 pertaining to our named executive officers include:

    •
    The Compensation Committee revised the Teamshare program to measure adjusted EBIT results, which are viewed as a strong indicator of overall organizational performance.

    •
    The Compensation Committee changed the equity awards mix from 75% time-based stock options and 25% performance share units to 50% time-based stock options, 25% performance share units and 25% restricted stock units to more closely match the equity mix used by our market comparator group.

    •
    The Compensation Committee adjusted the weight of the performance measures for performance share units from 90% adjusted EBITDA and 10% ROIC to 50% adjusted EBITDA and 50% ROIC to put greater emphasis on maintaining ROIC at an acceptable level to help ensure that invested capital is providing an appropriate return over time.

    •
    The 2013 tranche of the outstanding performance-based equity awards granted prior to 2012 vested as a result of our achievement of the 2013 adjusted EBITDA performance goal.

    •
    The performance share units granted in March 2013 were earned at a level below the target for ROIC, but the threshold level for adjusted EBITDA was not obtained.

    •
    In November 2013, Mr. Vasos was promoted to Chief Operating Officer, and in connection therewith, the Compensation Committee approved a new compensation package for Mr. Vasos based on information derived from market comparator group data which targeted the median range of the market comparator group.

    •
    We amended our Insider Trading Policy to prohibit our directors and executive officers from hedging their ownership of Dollar General stock.

Executive Compensation Philosophy and Objectives

              We strive to attract, retain and motivate persons with superior ability, to reward outstanding performance, and to align the long-term interests of our named executive officers with those of our shareholders. The material compensation principles applicable to the compensation of our named executive officers are summarized below and discussed in more detail in "Elements of Named Executive Officer Compensation":

    •
    We generally target total compensation at the benchmarked median range of total compensation of comparable positions within our market comparator group, but we make adjustments based on circumstances, such as unique job descriptions and responsibilities as well as our particular niche in the retail sector, that are not reflected in the market data. For competitive or other reasons, our levels of total compensation or any component of compensation may exceed or be below the median of our market comparator group.

    •
    We set base salaries to reflect the responsibilities, experience, performance and contributions of the named executive officers and the salaries for comparable benchmarked positions, subject to minimums set forth in employment agreements.

    •
    We reward named executive officers who enhance our performance by linking cash and equity incentives to the achievement of our financial goals.

    •
    We promote share ownership to align the interests of our named executive officers with those of our shareholders.

    •
    In approving compensation arrangements, we take into consideration the recent compensation history of the senior officer, including special or unusual compensation payments, and maintain an appropriate balance between base salary and annual and long-term incentive compensation.

              We utilize employment agreements with the named executive officers which, among other things, set forth minimum levels of certain compensation components. We believe such arrangements are a common protection offered to named executive officers at other companies and help to ensure continuity and aid in retention. The employment agreements also provide for standard protections to both the executive and Dollar General should the executive's employment terminate. In March 2014, Messrs. Dreiling, Tehle, Vasos and Flanigan entered into amendments to their employment agreements that eliminated gross-up payments on any excise taxes imposed under Section 280G of the Internal Revenue Code effective immediately, as this elimination represents the best practice among our market comparator group. Mr. Sparks' employment agreement already disallowed payment of excise tax gross-ups.

Named Executive Officer Compensation Process

              Oversight.    Our Board of Directors has delegated responsibility for executive compensation to its Compensation Committee. The Compensation Committee approves the compensation of our named executive officers. However, its subcommittee, consisting entirely of independent directors at such times as the Compensation Committee did not consist entirely of independent directors, approved any portion that was intended to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code or that was intended to be exempt for purposes of Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act").

              Use of Outside Advisors.    The Compensation Committee has selected Meridian Compensation Partners ("Meridian") to serve as its independent compensation consultant. Meridian (or its predecessor) has served as the Committee's consultant since our 2007 merger. The written agreement with Meridian details the terms and conditions under which Meridian will provide independent advice to the Committee in connection with matters pertaining to executive and director compensation. Under the agreement, the Committee (or its chairman) shall determine the scope of Meridian's services. The approved scope generally includes availability for attendance at select Committee meetings and associated preparation work, risk assessment assistance, assisting with the Committee's decision making with respect to executive and director compensation matters, providing advice on our executive pay philosophy, compensation market comparator group and incentive plan design, providing competitive market studies, and apprising the Committee about emerging best practices and changes in the regulatory and governance environment.

              A Meridian representative attends or is on call to join such Committee meetings and private sessions as the Committee requests. The Committee's members are authorized to consult directly with the consultant as desired. Meridian, along with management, provides market comparator group data to the Committee for use in making decisions on items such as base salary, the Teamshare bonus program, and the long-term incentive program.

              Meridian did not provide any services to the Company in 2013 unrelated to executive or Board compensation. The Committee has determined that Meridian is independent from Dollar General and that no conflicts of interest exist related to Meridian's services provided to the Committee. The Committee made these decisions after reviewing information regarding (1) Meridian's policies and procedures to prevent conflicts of interest; (2) the fees received from Dollar General in Meridian's most recently completed fiscal year, which represented less than 1% of Meridian's revenues; (3) the lack of business or personal relationships between Meridian or any Meridian advisor with any of our executive officers or Committee members during fiscal 2013; and (4) the lack of Dollar General stock ownership by any Meridian advisor during fiscal 2013.

              Management's Role.    Mr. Bob Ravener, our Executive Vice President and Chief People Officer, and non-executive members of the human resources group have assisted Meridian in gathering and analyzing relevant competitive data and identifying and evaluating various alternatives for named executive officer compensation (including his own). The Committee's Chairman periodically consults directly with Messrs. Dreiling and Ravener, and other non-executive members of our human resources group, in connection with executive compensation. Messrs. Dreiling and Ravener discuss with the Committee their recommendations regarding named executive officer pay components, typically based on benchmarking data; however, Mr. Dreiling does not participate in the Committee's deliberations of his own compensation. Each of Mr. Dreiling's direct reports provides input on Mr. Dreiling's performance to Mr. Ravener, and this input is consolidated and provided to the Committee on an anonymous basis. Mr. Dreiling subjectively assesses performance of each of the other named executive officers (see "Use of Performance Evaluations" below).

              Although the Committee values and solicits such input from management, it retains and exercises sole authority to make decisions regarding named executive officer compensation.

              Use of Performance Evaluations.    Annually, the Compensation Committee assesses the performance of Mr. Dreiling, considering the input of his direct reports and other factors, and Mr. Dreiling assesses the performance of each of the other named executive officers. These evaluations are used to determine each such officer's overall success in meeting or exhibiting certain enumerated factors, including our four publicly disclosed operating priorities and certain core attributes on which all of our employees are evaluated. These evaluations are subjective; no objective criteria or relative weighting is assigned to any individual factor.

              The Committee uses the performance evaluation results as an eligibility threshold for annual base salary increases and Teamshare bonus payments for named executive officers. A performance rating below "good" (i.e., "unsatisfactory" or "needs improvement") for the last completed fiscal year would generally preclude a named executive officer from receiving any annual base salary increase or Teamshare bonus payment (although the Committee retains discretion to approve a Teamshare bonus payment in the event of a "needs improvement" rating). The performance evaluation results have not been used to determine the amount of the Teamshare bonus payment for any named executive officer; rather, the Teamshare bonus amount is determined solely based upon the Company's level of achievement of a pre-established financial performance measure and the terms of the Teamshare program (see discussion below). Any named executive officer who receives a "needs improvement" performance rating also would receive a reduced level of restricted stock units and stock options. Each named executive officer received a satisfactory (i.e., "good," "very good," or "outstanding") overall performance evaluation with respect to each of 2012 and 2013.

              The performance evaluation results also may impact the amount of an officer's annual base salary increase. Any named executive officer who receives a satisfactory performance rating is given a percentage base salary increase that equals the overall budgeted increase for the Company's U.S.-based employee population unless:

    •
    the executive's performance evaluation relative to other executives supports a higher or lower percentage increase;

    •
    the market comparator group data indicate that an upward market adjustment would more closely align compensation with the median range of the market comparator group;

    •
    an additional or exceptional event occurs, such as an internal equity adjustment, a promotion or a change in responsibilities, or a similar one-time adjustment is required; and/or

    •
    the Committee believes any other reason justifies a variation from the overall budgeted increase.

              Use of Market Benchmarking Data.    We pay compensation that is competitive with the external market for executive talent to attract and retain named executive officers who we believe will help improve our business. We believe that this primary talent market consists of retail companies with revenues both larger and smaller than ours and with business models similar to ours. Those companies are likely to have executive positions comparable in breadth, complexity and scope of responsibility to ours. Our market comparator group for 2013 compensation decisions consisted of AutoZone, Big Lots, Family Dollar, McDonald's, OfficeMax, PetSmart, Staples, J.C. Penney, The Gap, Macy's, Ross Stores, TJX Companies, Kohls, Starbucks, Limited Brands, Dollar Tree, Foot Locker, Safeway and Yum! Brands.

              For decisions related to 2013 executive compensation, the Committee reviewed survey data provided by Meridian from the market comparator group and referenced compensation data provided by management from the previous three years of the proxy statements of the market comparator group for those companies where comparable positions could be identified. In determining the compensation changes related to Mr. Vasos' promotion to Chief Operating Officer in November 2013, the Committee reviewed median data from the most recent proxy statements of the nine companies (Big Lots, Dollar Tree, Family Dollar, Foot Locker, J.C. Penney, McDonald's, PetSmart, Ross Stores and Safeway) in our market comparator group that reported data for a comparable position.

              For 2014 executive compensation decisions other than Mr. Dreiling, the Committee reviewed 2013 market comparator group data that was increased by 3%, as recommended by Meridian to maintain alignment with the general market. In the case of Mr. Dreiling's 2014 compensation, to ensure that the Committee was aware of any significant movement in CEO compensation levels within the market comparator group, Meridian provided current survey data from the 2013 market comparator group.

Elements of Named Executive Officer Compensation

              We provide compensation in the form of base salary, short-term cash incentives, long-term equity incentives, benefits and limited perquisites. We believe each of these elements is a necessary component of the total compensation package and is consistent with compensation programs at companies with whom we compete both for business and talent.

              Base Salary.    Base salary promotes the recruiting and retention functions of our compensation program by reflecting the salaries for comparable positions in the competitive marketplace, rewarding strong performance, and providing a stable and predictable income source for our executives. Because we likely would be unable to attract or retain quality named executive officers in the absence of competitive base salary levels, this component constitutes a significant portion of the total compensation package. Our employment agreements with the named executive officers set forth minimum base salary levels, but the Compensation Committee retains sole discretion to increase these levels from time to time.

              (a)    Named Executive Officers Other than Mr. Dreiling.    In each of 2013 and 2014, the Compensation Committee determined, with Messrs. Dreiling (regarding performance assessments) and Ravener's (regarding salary percentage increases) recommendation, that the named executive officers' performance assessments relative to other executives supported a percentage increase equal to that which was budgeted for our entire U.S.-based employee population (see "Use of Performance Evaluations") as such increases, along with the other compensation components, would maintain total 2013 compensation within the median range of the market comparator group. Accordingly, each of the named executive officers received the budgeted 2.75% annual base salary increase in 2013 and 2.45% in 2014. All such increases were effective as of April 1 of the applicable year. Additionally, upon his promotion to Chief Operating Officer in November 2013, the Committee determined that Mr. Vasos should receive a salary increase of 9.15%, as this increase targeted the median range of the market comparator group data for the companies that reported data for a comparable position.

              (b)    Mr. Dreiling.    In determining Mr. Dreiling's 2013 and 2014 base salary, the Compensation Committee took into account Mr. Dreiling's performance assessment, the amount budgeted for our entire U.S.-based employee population (see "Use of Performance Evaluations"), and the benchmarking data of the market comparator group (see "Use of Market Benchmarking Data"). With respect to Mr. Dreiling's 2013 and 2014 base salary increases, the Committee determined that Mr. Dreiling should receive the same 2.75% (2013) and 2.45% (2014) increase that was awarded to each of the other named executive officers which, along with the other components of Mr. Dreiling's 2013 compensation, maintained his total compensation at the median range of the market comparator group.

              Short-Term Cash Incentive Plan.    Our short-term cash incentive plan, called Teamshare, is established under our shareholder-approved Amended and Restated Annual Incentive Plan. The Teamshare program provides an opportunity for each named executive officer to receive a cash bonus payment equal to a certain percentage of base salary based upon Dollar General's achievement of one or more pre-established financial performance targets based on any of the performance measures listed in the Amended and Restated Annual Incentive Plan.

              As a threshold matter, a named executive officer's eligibility to receive a bonus under the Teamshare program depends upon his receiving an overall individual performance rating of satisfactory (see "Use of Performance Evaluations"). Accordingly, Teamshare fulfills an important part of our pay for performance philosophy while aligning the interests of our named executive officers and our shareholders.

              (a)    2013 Teamshare Structure.    The Compensation Committee selected adjusted EBIT as the financial performance measure for the 2013 Teamshare program. The Committee believes that EBIT is a comprehensive measure of the Company's performance and provides a different but complementary focus for the short-term incentive program than that used for the long-term incentive program.

              For purposes of the 2013 Teamshare program, adjusted EBIT is defined as the Company's operating profit as calculated in accordance with U.S. generally accepted accounting principles ("GAAP"), but shall exclude:

  •
  the impact of (a) all consulting, accounting, legal, valuation, banking, filing, disclosure and similar costs, fees and expenses directly related to the consideration, negotiation, approval and consummation of the proposed acquisition and related financing of the Company by affiliates of KKR (including without limitation any costs, fees and expenses relating to any refinancings) and any litigation or settlement of any litigation related thereto; (b) any costs, fees and expenses directly related to the consideration, negotiation, preparation, or consummation of any asset sale, merger or other transaction that results in a Change in Control (within the meaning of our Amended and Restated 2007 Stock Incentive Plan) of the Company or any primary or secondary offering of our common stock or other security; (c) any gain or loss recognized as a result of derivative instrument transactions or other hedging activities; (d) any gains or losses associated with the early retirement of debt obligations; (e) charges resulting from significant natural disasters; and (f) any significant gains or losses associated with our LIFO computation; and

  •
  unless the Committee disallows any such item, (a) non-cash asset impairments; (b) any significant loss as a result of an individual litigation, judgment or lawsuit settlement (including a collective or class action lawsuit and security holder lawsuit, among others); (c) charges for business restructurings; (d) losses due to new or modified tax or other legislation or accounting changes enacted after the beginning of the 2013 fiscal year; (e) significant tax settlements; and (f) any significant unplanned items of a non-recurring or extraordinary nature.

              The Committee established threshold (below which no bonus may be paid) and target performance levels, discussed below, for the adjusted EBIT performance measure. From 2008 to 2013, there was not a maximum level of financial performance associated with the Teamshare program, in order to avoid possibly discouraging employees from striving to achieve performance results beyond maximum levels. However, any individual payout was capped at the Amended and Restated Annual Incentive Plan limit (which was $10 million for 2013 in accordance with Section 162(m) of the Internal Revenue Code).

              The target adjusted EBIT performance level for the 2013 Teamshare program was $1.849 billion which, consistent with prior practice, was the same level as our 2013 annual financial plan objective. As it had done since 2008 for adjusted EBITDA, the Committee also established the adjusted EBIT financial performance threshold at 95% of target.

              The bonus payable to each named executive officer if we reached the 2013 target performance level for the adjusted EBIT financial performance measure was equal to the applicable target percentage, as set forth in the chart below, of the applicable salary. For all named executive officers except Mr. Vasos, such percentages are consistent with those for the prior year. The target payout percentage of salary for Mr. Vasos was increased from 65% to 80% in connection with his promotion to Chief Operating Officer in November 2013 (prorated for the portion of fiscal year 2013 that he served as Chief Operating Officer) in order to align with the median range of the market comparator group data for the comparable position. In addition, for all named executive officers except Messrs. Dreiling (for whom the market value was not blended) and Vasos (for whom the market value was not blended for his 80% target percentage payout), such percentages reflect a blend of the approximate median of the payout percentages for the market comparator group. Mr. Dreiling's employment agreement with us requires minimum threshold (50%) and minimum target (125%) bonus percentages, but in 2011 the Committee determined his target bonus percentage should be increased to 130% to more closely align Mr. Dreiling's bonus target and total cash compensation with the median of the market comparator group.

Name	Target Payout Percentage
Mr. Dreiling	130%
Mr. Vasos	65/80%
Mr. Tehle	65%
Mr. Flanigan	65%
Mr. Sparks	65%

              Bonus payments for financial performance below or above the applicable target levels are prorated on a graduated scale commensurate with financial performance levels in accordance with the schedule below.

Adjusted EBIT
% of Performance Target(1)	% of Bonus Payable(1)
95	50
96	60
97	70
98	80
99	90
100	100
101	110
102	120
103	130
104	140
105	150
106	160
107	170
108	180
109	190
110	200

(1)
For each 1% increase above 110% of the target performance level, the corresponding payout increases by 11.21% of the officer's target payout amount (based upon the officer's target payout percentage), consistent with the schedule approved by the Committee in 2007 in reliance upon benchmarking data which, at that time, indicated that the typical practice was to set the threshold payout percentage at half of the target and the maximum payout percentage at twice the target. Payout percentages greater than 200% of the target payout levels are based on an approximate sharing between Dollar General (80%) and the Teamshare participants (20%) of the incremental adjusted EBIT dollars earned above 110% of the financial performance level.

              (b)    2013 Teamshare Results.    The Compensation Committee confirmed the adjusted EBIT performance result at $1.742 billion (94.2% of target), which was below the threshold performance level of 95% of the target required for a bonus to be earned. Accordingly, no Teamshare bonus was earned by our named executive officers.

              (c)    2014 Teamshare Structure.    The Compensation Committee has approved a 2014 Teamshare structure similar to that which was approved for 2013. The target percentage of each named executive officer's salary upon which his bonus is based for the 2014 Teamshare program remains unchanged from 2013 (for Mr. Vasos, this means 80%).

              Following the 2007 merger, to be more consistent with the practices of KKR's other portfolio companies, the threshold for a bonus payout was increased from 90% to 95% of the target level of financial performance and the performance cap was removed. Following KKR's exit from Dollar General in December 2013, the Committee determined that the 2014 Teamshare program should more closely reflect the practices of our market comparator group, including a threshold requirement of 90% of the target level of financial performance and a performance cap. Therefore, under the 2014 Teamshare program approved by the Committee in March 2014, performance below 90% of the target level of financial performance will result in no bonus payout and performance at or above 120% of the target level of financial performance will result in a maximum bonus payout of 300% of the individual's target payout percentage. Performance between 90% (threshold) and 100% of the financial performance target, as well as between 100% and 120% (maximum) of the financial performance target, will be interpolated on a straight-line basis on actual results for a bonus payout of between 50% (at threshold), 100% (at target) and 300% (at the maximum) of the individual's target payout percentage.

              Long-Term Equity Incentive Program.    Long-term equity incentives motivate named executive officers to focus on long-term success for shareholders. These incentives help provide a balanced focus on both short-term and long-term goals and are important to our compensation program's recruiting and retention objectives. Such incentives are designed to compensate named executive officers for a long-term commitment to us, while motivating sustained increases in our financial performance and shareholder value.

              Equity awards are made under our shareholder-approved Amended and Restated 2007 Stock Incentive Plan and options are granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of grant.

              (a)    Pre-2012 Equity Awards.    Until March 2012, the Compensation Committee had not made annual equity awards since our 2007 merger. The options granted to the named executive officers prior to 2012 generally were divided so that half were time-vested (over 4 to 5 years) and half were performance-vested (generally over 5 or 6 years) based on a comparison of an EBITDA-based performance metric, as described below, against pre-set goals. Messrs. Dreiling and Flanigan are the only named executive officers for whom these pre-2012 options remain outstanding, and Mr. Flanigan is the only named executive officer for whom a portion of any such options remains unvested.

              The vesting of Mr. Flanigan's performance-based options granted prior to 2012 is subject to continued employment with us over the performance period and the Board's determination that we have achieved for each of the relevant fiscal years the specified annual performance target based on EBITDA and adjusted as described below. For fiscal years 2010-2013, those adjusted EBITDA targets were $1.400 billion, $1.584 billion, $1.754 billion and $1.930 billion, respectively, which were based on the long-term financial plan, less any anticipated permissible adjustments, primarily to account for unique expenses related to our 2007 merger. If a performance target for a given fiscal year is not met, the performance-based options may still vest and become exercisable on a "catch up" basis if, at the end of a subsequent fiscal year, a specified cumulative adjusted EBITDA performance target is achieved. The annual and cumulative adjusted EBITDA performance targets are based on our long-term financial plans in existence at the time of grant. Accordingly, in each case at the time of grant, we believed those levels, while attainable, would require strong performance and execution.

              For purposes of calculating the achievement of performance targets for our long-term equity incentive grants prior to 2012, "EBITDA" means earnings before interest, taxes, depreciation and amortization plus transaction, management and/or similar fees paid to KKR and/or its affiliates. In addition, the Board is required to fairly and appropriately adjust the calculation of EBITDA to reflect, to the extent not contemplated in our financial plan, the following: acquisitions, divestitures, any change required by GAAP relating to share-based compensation or for other changes in GAAP promulgated by accounting standard setters that, in each case, the Board in good faith determines require adjustment to the EBITDA performance measure we use for our long-term equity incentive program.

              We have surpassed the cumulative adjusted EBITDA performance targets through fiscal 2013, and we anticipate surpassing the cumulative adjusted EBITDA performance target through fiscal 2014 for Mr. Flanigan's options.

              In March 2012 the Committee awarded Mr. Dreiling a retention grant of 326,037 performance-based restricted shares of our common stock which he can earn if certain earnings per share ("EPS") performance targets are met for fiscal years 2014 and 2015. This award was designed to retain Mr. Dreiling, whose 2008 stock option award fully vested and whose transfer restrictions on shares of our common stock expired in 2012, while simultaneously incenting him to continue to drive superior financial performance. The EPS goals were established by the Committee on the grant date based upon EPS forecasts contained in our long-term strategic plan. Half of the performance-based restricted stock will vest after the end of our 2014 fiscal year if the EPS goal for that year is achieved, and the other half will vest after the end of our 2015 fiscal year if the EPS goal for that year is achieved, in each case subject to continued employment with us and certain accelerated vesting provisions. For purposes of calculating the achievement of the EPS targets for each of 2014 and 2015, EPS shall be calculated as the quotient of (x) net income earned in the applicable fiscal year (as calculated in accordance with GAAP applicable to the Company at the relevant time), with such net income calculation to exclude the items identified below, by (y) the weighted average number of shares of our common stock outstanding during the applicable fiscal year. The net income calculation will exclude the impact of all items excluded from the 2013 Teamshare program adjusted EBIT calculation outlined above, as well as share-based compensation charges. Additionally, the calculation of net income will exclude (unless the Committee disallows such exclusion) any material and demonstrable impact resulting from changes in tax or other legislation or accounting changes enacted after the beginning of the 2012 fiscal year and not contemplated in our 2012-2016 financial plan (as opposed to the 2013 Teamshare program adjusted EBIT calculation, which excludes, unless the Committee disallows, the losses due to changes in tax or other legislation or accounting changes enacted after the beginning of the 2013 fiscal year).

              (b)    2013 Equity Awards.    A new long-term equity structure was finalized and implemented in March 2012 to more closely align with typical public company equity structures, and this program was revised in 2013 so that each of the named executive officers now receives restricted stock units, in addition to the time-based stock options and performance share units previously received in 2012. The mix of the equity value is delivered 50% in options, 25% in performance share units and 25% in restricted stock units, as opposed to the previous equity value delivery mix of 75% options and 25% in performance share units, to more closely match the equity mix of our market comparator group. The Committee believes this is the appropriate allocation to achieve both the incentive and retention goals of the awards.

              Consistent with our compensation philosophy and objectives, the value of the long-term incentive awards was based on the median of the long-term equity target values of our market comparator group. The market value for each named executive officer's position was blended to establish a single long-term incentive value on which awards are based for all named executive officers (other than the CEO for whom the market value was not blended). This blending practice is similar to the one described under "Short—Term Cash Incentive Plan" above.

              The actual number of stock options, performance share units and restricted stock units awarded were determined by applying a formula provided by Meridian (Black Scholes for stock options) to the selected long-term incentive values.

              The options will vest 25% on each of the first four anniversaries of the grant date, subject to the named executive officer's continued employment with us and certain accelerated vesting provisions.

              The performance share units can be earned if certain performance measures are achieved during the performance period (which was fiscal year 2013) and if certain additional vesting requirements are met. The performance measures are goals related to adjusted EBITDA (weighted 50%) and ROIC (weighted 50%) as established by the Compensation Committee on the grant date, using the adjusted EBITDA/ROIC-based performance criteria as outlined below:

Adjusted EBITDA Shares Earned		ROIC Shares Earned
EBITDA Result v. Target (%)	Shares Earned (%)	ROIC Result v. Target (%)	Shares Earned (%)	Total Shares Earned (%)
<95	0	<97.51	0	0
95	25	97.51	25	50
96	30	98.01	30	60
97	35	98.51	35	70
98	40	99.00	40	80
99	45	99.50	45	90
100	50	100.00	50	100
101	55	100.50	55	110
102	60	101.00	60	120
103	65	101.49	65	130
104	70	101.99	70	140
105	75	102.49	75	150
106	80	102.99	80	160
107	85	103.48	85	170
108	90	103.98	90	180
109	95	104.48	95	190
110	100	104.98	100	200

              The revised weighting (formerly 90% adjusted EBITDA and 10% ROIC) puts greater emphasis on maintaining ROIC at an acceptable level to help ensure that invested capital is providing an appropriate return over time. The number of performance share units earned could vary between 0% and 200% of the target number based on actual performance compared to target performance on the same graduated scale that determines incentive payouts under our Teamshare program discussed above. The target performance levels for 2013 adjusted EBITDA and ROIC were $2.210 billion and 20.10%, respectively. Actual 2013 adjusted EBITDA and adjusted ROIC results were $2.090 billion (94.58% of adjusted EBITDA target) and 19.89% (98.96% of ROIC target), respectively. Accordingly, 39.5% of the target number of performance share units were earned as a result of 2013 performance. The 2013 target adjusted EBITDA and ROIC performance levels, consistent with prior practice, were the same levels as our 2013 annual financial plan objectives.

              The actual number of performance share units earned for 2013 for each of the named executive officers was 14,088 for Mr. Dreiling and 2,562 for each of the other named executive officers. One-third of the performance share units earned based on 2013 financial performance vested on the last day of the one-year performance period, and the remaining two-thirds of the performance share units vest equally on the second and third anniversaries of the grant date, subject to the named executive officer's continued employment with us and certain accelerated vesting provisions. All vested performance share units will be settled in shares of our common stock.

              The adjusted EBITDA performance target is computed in accordance with our credit agreements in place at the time of the grant without regard to any amendments after the grant date but exclude the impact of all items excluded from the 2013 Teamshare program adjusted EBIT calculation outlined above, as well as share-based compensation charges. The ROIC performance target is calculated as (a) the result of (x) the sum of (i) our operating income, plus (ii) depreciation and amortization, plus (iii) minimum rentals, minus (y) taxes, divided by (b) the result of (x) the sum of the averages of: (i) total assets, plus (ii) accumulated depreciation and amortization, minus (y) (i) cash, minus (ii) goodwill, minus (iii) accounts payable, minus (iv) other payables, minus (v) accrued liabilities, plus (vi) 8x minimum rentals (with all of the foregoing terms as determined per our financial statements) but excludes the impact of all items excluded from the 2013 Teamshare program adjusted EBIT calculation outlined above, as well as share-based compensation charges.

              The restricted stock units awarded are time-based awards, payable in shares of our common stock and vest in equal installments over 3 years from the grant date, subject to continued employment with us and certain accelerated vesting conditions.

              Upon his promotion to Chief Operating Officer, Mr. Vasos received an additional stock option grant. The amount of the equity grant was derived from market comparator group data and targeted the median range for the comparable position and was prorated for the portion of fiscal year 2013 that he served as Chief Operating Officer.

              (c)    2014 Equity Awards.    The Compensation Committee authorized additional long-term equity incentive awards to our named executive officers in March 2014 on substantially similar terms as those set forth above. The threshold and maximum levels of performance criteria for performance share units were revised from 95% and 110% of target, respectively, for adjusted EBITDA, and 97.51% and 104.98% of target, respectively, for ROIC, to 90% and 120% of target, respectively, for adjusted EBITDA, and 94.86% and 110.29% of target, respectively, for ROIC, with performance in between such levels to be determined on the same graduated scale used to determine incentive cash payouts under our 2014 Teamshare program discussed above between 50% for threshold performance and 300% for maximum performance. This change reflects the Committee's desire to align the payout and performance scale of the short-term and long-term incentive programs.

              Share Ownership Guidelines.    We have adopted share ownership guidelines for Board members and senior officers. See "Are there share ownership guidelines for Board members and senior officers?" in "Corporate Governance" above for more information.

              Policy Against Hedging and Pledging Transactions.    Our Insider Trading Policy prohibits Board members and executive officers from pledging Dollar General securities as collateral, from holding Dollar General securities in a margin account, and from hedging their ownership of Dollar General stock. Examples of hedging ownership include entering into or trading prepaid variable forward contracts, equity swaps, collars, puts, calls, options (other than those granted under a Dollar General compensation plan) or other derivative instruments related to Dollar General stock.

              Benefits and Perquisites.    Along with certain benefits offered to named executive officers on the same terms that are offered to all of our salaried employees (such as health and welfare benefits, disability insurance and matching contributions under our 401(k) plan), we provide our named executive officers with certain additional benefits and perquisites for retention and recruiting purposes and to replace benefit opportunities lost due to regulatory limits. We also provide named executive officers with benefits and perquisites as additional forms of compensation that we believe to be consistent and competitive with benefits and perquisites provided to executives with similar positions in our market comparator group and in our industry.

              The named executive officers have the opportunity to participate in the Compensation Deferral Plan (the "CDP") and, other than Messrs. Sparks and Vasos, the defined contribution Supplemental Executive Retirement Plan (the "SERP", and together with the CDP, the "CDP/SERP Plan"). SERP participation is not available to persons to whom employment offers are made after May 28, 2008, including Messrs. Sparks and Vasos.

              We pay the premiums for each named executive officer's life insurance benefit equal to 2.5 times his base salary up to a maximum of $3 million. We eliminated the tax gross-up on this perquisite beginning with tax year 2013.

              We also provide a relocation assistance program to named executive officers under a policy applicable to officer-level employees and similar to that offered to certain other employees. The significant differences between the relocation assistance available to officers from the relocation assistance available to non-officers include:

  •
  A greater miscellaneous expense allowance, which is not grossed up;

  •
  Reimbursement for expenses incurred on home finding trips;

  •
  Reimbursement for 90 days of temporary living expenses (non-officers are reimbursed for an amount that varies by position);

  •
  Reimbursement for rent payments for canceling a lease in the origination location (certain non-officers receive);

  •
  Storage of household goods for entire temporary living period;

  •
  Former home sale assistance through a guaranteed buyout offer;

  •
  Reimbursement for all reasonable and customary home purchase closing costs except for loan origination fees which are limited to 1%;

  •
  Reimbursement for certain move-related expenses to the new location; and

  •
  Reimbursement for 3 return trips to the origination location during the temporary living period.

              In 2013, Mr. Sparks was granted an additional 12 return trips to his origination location to use over a longer period of time because his family was not able to immediately relocate with him.

              We provide through a third party a personal financial and advisory service benefit to the named executive officers, including financial planning, estate planning and tax preparation services, in an annual amount of up to $20,000 per person. The Committee believes the financial services program reduces the amount of time and attention that executives must spend on these matters, furthering their ability to focus on their responsibilities to us, and maximizes the executive's net financial reward of compensation received from us. We eliminated the tax gross-up on this perquisite beginning with tax year 2013.

              Mr. Dreiling is entitled to certain additional perquisites as a result of the terms of his employment agreement with us, including:

  •
  Personal use of our corporate aircraft for 80 hours per year or a greater number of hours specified by the Compensation Committee.

  •
  Payment of monthly membership fees and costs related to his membership in professional clubs selected by him (to date, Mr. Dreiling has not availed himself of this right).

  •
  Payment of the premiums on certain personal long-term disability insurance policies.

  •
  Reimbursement of reasonable legal fees, up to $15,000, incurred by him in connection with any legal consultation regarding his amended employment agreement.

Severance Arrangements

              As noted above, we have an employment agreement with each of our named executive officers that, among other things, provides for such executive's rights upon a termination of employment. We believe that reasonable severance benefits are appropriate to protect the named executive officer against circumstances over which he does not have control and as consideration for the promises of non-disclosure, non-competition, non-solicitation and non-interference that we require in our employment agreements. A change in control, by itself, does not trigger any severance provision applicable to our named executive officers, except for the provisions related to long-term equity incentives under our Amended and Restated 2007 Stock Incentive Plan.

Considerations Associated with Regulatory Requirements

              Section 162(m) generally disallows a tax deduction to any publicly held corporation for individual compensation over $1 million paid in any taxable year to each of the persons who were, at the end of the fiscal year, Dollar General's CEO or one of the other named executive officers (other than our CFO). Section 162(m) specifically exempts certain performance-based compensation from the deduction limit.

              If our Compensation Committee determines that our shareholders' interests are best served by the implementation of compensation policies that are affected by Section 162(m), our policies will not restrict the Committee from exercising discretion to approve compensation packages even though that flexibility may result in certain non-deductible compensation expenses.

              We believe that our Amended and Restated 2007 Stock Incentive Plan currently satisfies the requirements of Section 162(m), so that compensation expense realized in connection with stock options and stock appreciation rights, if any, and in connection with performance-based restricted stock and restricted stock unit awards, if any, can be deductible. However, restricted stock or restricted stock units granted to executive officers that solely vest over time are not "performance-based compensation" under Section 162(m), so that compensation expense realized in connection with those time-vested awards to executive officers covered by Section 162(m) will not be deductible by Dollar General.

              In addition, any salary, signing bonuses or other annual compensation paid or imputed to the executive officers covered by Section 162(m) that causes non-performance-based compensation to exceed the $1 million limit will not be deductible by Dollar General. However, we believe that our Amended and Restated Annual Incentive Plan currently satisfies the requirements of Section 162(m), so that compensation expense realized in connection with short-term incentive payments under our Teamshare program, if any, will be deductible.

              The Committee administers our executive compensation program with the good faith intention of complying with Section 409A of the Internal Revenue Code, which relates to the taxation of nonqualified deferred compensation arrangements.

Compensation Committee Report

              The Compensation Committee of our Board of Directors reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this document.

              This report has been furnished by the members of the Compensation Committee:

    •
    Warren F. Bryant, Chairman

    •
    Patricia D. Fili-Krushel

    •
    William C. Rhodes, III

              The above Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Dollar General filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Dollar General specifically incorporates this report by reference therein.

Summary Compensation Table

              The following table summarizes compensation paid to or earned by our named executive officers in each of the 2013, 2012 and 2011 fiscal years. We have omitted from this table the columns for Bonus and Change in Pension Value and Nonqualified Deferred Compensation Earnings as no amounts are required to be reported in such columns for any named executive officer.

Name and Principal Position(1)	Year	Salary ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)	Total ($)

Richard W. Dreiling,	2013	1,291,515	3,440,634	2,059,459	—	855,567 (6)	7,647,175
Chairman &	2012	1,235,626	16,554,441	3,091,549	1,591,956	686,688	23,160,260
Chief Executive Officer	2011	1,196,947	—	—	1,850,386	785,036	3,832,369

David M. Tehle,	2013	709,413	625,574	374,452	—	172,598 (7)	1,882,037
Executive Vice President &	2012	677,136	295,483	507,162	436,209	191,915	2,107,905
Chief Financial Officer	2011	658,356	—	—	506,906	220,278	1,385,540

Todd J. Vasos,	2013	699,549	625,574	422,846	—	72,464 (8)	1,820,433
Chief Operating Officer	2012	654,617	295,483	507,162	421,698	76,435	1,955,395
	2011	636,614	—	—	490,165	71,712	1,198,491

John W. Flanigan,	2013	452,716	625,574	374,452	—	105,319 (9)	1,558,061
Executive Vice President,
Global Supply Chain

Gregory A. Sparks,	2013	620,178	625,574	374,452	—	300,228 (10)	1,920,432
Executive Vice President,	2012	523,618	295,483	507,162	338,643	65,404	1,730,310
Store Operations

(1)
Mr. Flanigan joined Dollar General in May 2008 but was not a named executive officer for fiscal 2012 or fiscal 2011. Mr. Sparks joined Dollar General in March 2012.

(2)
Each named executive officer deferred under the CDP a portion of his salary earned in each of the fiscal years for which salaries are reported above and, except for Mr. Sparks who contributed a portion of only his fiscal 2013 salary to our 401(k) Plan, contributed to our 401(k) Plan a portion of his salary earned in each of the fiscal years for which salaries are reported above. The amounts of the fiscal 2013 salary deferrals under the CDP are included in the Nonqualified Deferred Compensation Table.

(3)
The amounts reported represent the respective aggregate grant date fair value of performance share units awarded to the applicable named executive officer in fiscal 2013 and fiscal 2012, the aggregate grant date fair value of the performance-based restricted stock awarded to Mr. Dreiling in fiscal 2012 and the aggregate grant date fair value of the restricted stock units awarded to each named executive officer in fiscal 2013, in each case computed in accordance with FASB ASC Topic 718. The performance share units and the performance-based restricted stock are subject to performance conditions, and the reported value at the grant date is based upon the probable outcome of such conditions on such date. The values of the awards at the grant date assuming that the highest level of performance conditions will be achieved are as follows: $3,431,879 for Mr. Dreiling's performance share units granted in fiscal 2013, $3,602,534 for Mr. Dreiling's performance share units granted in fiscal 2012, $14,753,174 for Mr. Dreiling's performance-based restricted stock, $623,987 for the performance share units granted to each of Messrs. Tehle, Vasos, Flanigan and Sparks in fiscal 2013, and $590,965 for the performance share units granted to each of Messrs. Tehle, Vasos, Flanigan and Sparks in fiscal 2012. Information regarding the assumptions made in the valuation of these awards is set forth in Note 10 of the annual consolidated financial statements in our 2013 Form 10-K.

(4)
The amounts reported represent the respective aggregate grant date fair value of stock options awarded to the applicable named executive officer in the fiscal year indicated, computed in accordance with FASB ASC Topic 718. Information regarding assumptions made in the valuation of these awards is set forth in Note 10 of the annual consolidated financial statements in our 2013 Form 10-K.

(5)
Represents amounts earned pursuant to our Teamshare bonus program for each fiscal year reported. See the discussion of the "Short-Term Cash Incentive Plan" in "Compensation Discussion and Analysis" above. Mr. Vasos deferred 10% of his fiscal 2012 bonus payment under our CDP. No named executive officer for whom a Teamshare bonus payment for fiscal 2011 is reported above deferred any portion of such bonus payment under the CDP.

(6)
Includes $273,655 for our contribution to the SERP and $51,681 and $12,742, respectively, for our match contributions to the CDP and the 401(k) Plan; $7,775 for premiums paid under a personal portable long-term disability policy; $1,692 for premiums paid under our life insurance program; and $508,022 which represents the aggregate incremental cost of providing certain perquisites, including $481,658 for costs associated with personal airplane usage, $18,488 for costs associated with financial and estate planning services, and other amounts which individually did not equal or exceed the greater of $25,000 or 10% of total perquisites, including sporting and other entertainment events, miscellaneous gifts, and framing projects, as well as participation in a group umbrella liability insurance program offered at no incremental cost to Dollar General through a third party vendor at a group rate paid by the executive. The aggregate incremental cost related to the personal airplane usage was calculated using costs we would not have incurred but for the personal usage (including costs incurred as a result of "deadhead" legs of personal flights), including fuel costs, variable maintenance costs, crew expenses, landing, parking and other associated fees, supplies and catering costs, as well as charter costs incurred while our plane was undergoing maintenance.

(7)
Includes $108,683 for our contribution to the SERP and $22,641 and $12,554, respectively, for our match contributions to the CDP and the 401(k) Plan; $1,001 for premiums paid under our life insurance program; and $27,719 which represents the aggregate incremental cost of providing certain perquisites, including $18,488 for financial and estate planning services and other amounts which individually did not equal or exceed the greater of $25,000 or 10% of total perquisites, including a directed donation to charity, sporting and other entertainment events and miscellaneous gifts, as well as participation in a group umbrella liability insurance program offered at no incremental cost to Dollar General through a third party vendor at a group rate paid by the executive.

(8)
Includes $21,901 and $12,518, respectively, for our match contributions to the CDP and the 401(k) Plan; $988 for premiums paid under our life insurance program; and $37,057 which represents the aggregate incremental cost of providing certain perquisites, including $18,488 for financial and estate planning services and other amounts which individually did not equal or exceed the greater of $25,000 or 10% of total perquisites, including sporting and other entertainment events, miscellaneous gifts and costs associated with personal airplane usage, as well as participation in a group umbrella liability insurance program offered at no incremental cost to Dollar General through a third party vendor at a group rate paid by the executive.

(9)
Includes $54,520 for our contribution to the SERP and $9,835 and $12,798, respectively, for our match contributions to the CDP and the 401(k) Plan; $638 for premiums paid under our life insurance program; and $27,528 which represents the aggregate incremental cost of providing certain perquisites, including $18,488 for financial and estate planning services and other amounts which individually did not equal or exceed the greater of $25,000 or 10% of total perquisites, including a directed donation to charity, sporting and other entertainment events, miscellaneous gifts, and minimal costs associated with personal airplane usage, as well as participation in a group umbrella liability insurance program offered at no incremental cost to Dollar General through a third party vendor at a group rate paid by the executive.

(10)
Includes $15,663 and $15,202, respectively, for our match contributions to the CDP and the 401(k) Plan; $15,280 for tax gross-ups related to relocation; $875 for premiums paid under our life insurance program; and $253,208 which represents the aggregate incremental cost of providing certain perquisites, including $226,179 for costs related to relocation, $18,488 for financial and estate planning services, and other amounts which individually did not equal or exceed the greater of $25,000 or 10% of total perquisites, including a directed donation to charity, sporting and other entertainment events and miscellaneous gifts. The aggregate incremental cost related to relocation included temporary living expenses, costs of transporting his automobile, home finding expenses, reimbursement for the costs of trips to and from his former home and home sale costs incurred in connection with the sale of his former home (such as appraisals, inspections, pre-title expenses, title and deed costs, broker's commission, document preparation fees, recording fees and legal fees).

Grants of Plan-Based Awards in Fiscal 2013

              The table below sets forth each named executive officer's annual Teamshare bonus opportunity for fiscal 2013 under "Estimated Possible Payouts Under Non-Equity Incentive Plan Awards." No bonus amounts were actually earned by any named executive officer under the fiscal 2013 Teamshare program. See "Short-Term Cash Incentive Plan" in "Compensation Discussion and Analysis" above for discussion of the fiscal 2013 Teamshare program.

              The table below also includes information regarding equity awards made to our named executive officers for fiscal 2013. The awards listed under "Estimated Possible Payouts Under Equity Incentive Plan Awards" include the threshold, target and maximum number of performance share units which could be earned by each named executive officer based upon the level of achievement of financial performance measures for fiscal 2013. The awards listed under "All Other Stock Awards" represent restricted stock units payable in shares of common stock on a one-for-one basis that vest over time based upon the named executive officer's continued employment by Dollar General. The awards listed under "All Other Option Awards" include non-qualified stock options that vest over time based upon the named executive officer's continued employment by Dollar General. The awards listed in this table were granted pursuant to our Amended and Restated 2007 Stock Incentive Plan. See "Long-Term Equity Incentive Program" in "Compensation Discussion and Analysis" above for further discussion of these awards.

								All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Grant Date Fair Value of Stock and Option Awards ($)(2)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/Sh)(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Mr. Dreiling	—	843,214	1,686,428	10,000,000	—	—	—	—	—	—	—
	3/18/13	—	—	—	—	—	—	—	151,204	48.11	2,059,459
	3/18/13	—	—	—	—	—	—	35,849	—	—	1,724,695
	3/18/13	—	—	—	17,834	35,667	71,334	—	—	—	1,715,939

Mr. Tehle	—	231,583	463,167	10,000,000	—	—	—	—	—	—	—
	3/18/13	—	—	—	—	—	—	—	27,492	48.11	374,452
	3/18/13	—	—	—	—	—	—	6,518	—	—	313,581
	3/18/13	—	—	—	3,243	6,485	12,970	—	—	—	311,993

Mr. Vasos	—	242,061	484,122	10,000,000	—	—	—	—	—	—	—
	3/18/13	—	—	—	—	—	—	—	27,492	48.11	374,452
	12/3/13	—	—	—	—	—	—	—	2,880	56.48	48,394
	3/18/13	—	—	—	—	—	—	6,518	—	—	313,581
	3/18/13	—	—	—	3,243	6,485	12,970	—	—	—	311,993

Mr. Flanigan	—	147,786	295,573	10,000,000	—	—	—	—	—	—	—
	3/18/13	—	—	—	—	—	—	—	27,492	48.11	374,452
	3/18/13	—	—	—	—	—	—	6,518	—	—	313,581
	3/18/13	—	—	—	3,243	6,485	12,970	—	—	—	311,993

Mr. Sparks	—	202,453	404,906	10,000,000	—	—	—	—	—	—	—
	3/18/13	—	—	—	—	—	—	—	27,492	48.11	374,452
	3/18/13	—	—	—	—	—	—	6,518	—	—	313,581
	3/18/13	—	—	—	3,243	6,485	12,970	—	—	—	311,993

(1)
The per share exercise price was calculated based on the closing market price of one share of our common stock on the date of grant as reported by the NYSE.

(2)
Represents the aggregate grant date fair value of each equity award, computed in accordance with FASB ASC Topic 718. For equity awards that are subject to performance conditions, the value at the grant date is based upon the probable outcome of such conditions. For information regarding the assumptions made in the valuation of these awards, see Note 10 of the annual consolidated financial statements included in our 2013 Form 10-K.

Outstanding Equity Awards at 2013 Fiscal Year-End

              The table below sets forth information regarding awards granted under our Amended and Restated 2007 Stock Incentive Plan and held by our named executive officers as of the end of fiscal 2013. The $7.9975 exercise prices set forth in the table below reflect an adjustment made in connection with a special dividend paid to our shareholders in September 2009 to reflect the effects of such dividend on such options, as required by the terms of such options. In October 2009, we completed a reverse split of 1 share for each 1.75 shares of common stock outstanding. The exercise prices of, and number of shares outstanding under, our equity awards existing at the time of the reverse stock split were retroactively adjusted to reflect the reverse split and are reflected below.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Dreiling	11,653	(1)	—		—	7.9975	07/06/2017	—		—		—		—
	100,000	(2)	—		—	29.38	04/23/2020	—		—		—		—
	57,058	(3)	171,168	(3)	—	45.25	03/20/2022	—		—		—		—
	—		151,204	(4)	—	48.11	03/18/2023	—		—		—		—
	—		—		—	—	—	—		—		326,037	(5)	18,362,404 (5)
	—		—		—	—	—	26,184	(6)	1,474,683	(6)	—		—
	—		—		—	—	—	9,392	(7)	528,957	(7)	—		—
	—		—		—	—	—	35,849	(8)	2,019,016	(8)	—		—

Mr. Tehle	9,360	(3)	28,080	(3)	—	45.25	03/20/2022	—		—		—		—
	—		27,492	(4)	—	48.11	03/18/2023	—		—		—		—
	—		—		—	—	—	4,294	(6)	241,838	(6)	—		—
	—		—		—	—	—	1,708	(7)	96,195	(7)	—		—
	—		—		—	—	—	6,518	(8)	367,094	(8)	—		—

Mr. Vasos	9,360	(3)	28,080	(3)	—	45.25	03/20/2022	—		—		—		—
	—		27,492	(4)	—	48.11	03/18/2023	—		—		—		—
	—		2,880	(9)	—	56.48	12/03/2023	—		—		—		—
	—		—		—	—	—	4,294	(6)	241,838	(6)	—		—
	—		—		—	—	—	1,708	(7)	96,195	(7)	—		—
	—		—		—	—	—	6,518	(8)	367,094	(8)	—		—

Mr. Flanigan	1,198	(10)	—		—	7.9975	08/28/2018	—		—		—		—
	300	(10)	—		—	12.1975	05/28/2019	—		—		—		—
	12,439	(11)	2,073	(12)	—	25.25	03/24/2020	—		—		—		—
	—		12,439	(13)	—	25.25	03/24/2020	—		—		—		—
	9,360	(3)	28,080	(3)	—	45.25	03/20/2022	—		—		—		—
	—		27,492	(4)	—	48.11	03/18/2023	—		—		—		—
	—		—		—	—	—	4,294	(6)	241,838	(6)	—		—
	—		—		—	—	—	1,708	(7)	96,195	(7)	—		—
	—		—		—	—	—	6,518	(8)	367,094	(8)	—		—

Mr. Sparks	9,360	(3)	28,080	(3)	—	45.25	03/20/2022	—		—		—		—
	—		27,492	(4)	—	48.11	03/18/2023	—		—		—		—
	—		—		—	—	—	4,294	(6)	241,838	(6)	—		—
	—		—		—	—	—	1,708	(7)	96,195	(7)	—		—
	—		—		—	—	—	6,518	(8)	367,094	(8)	—		—

(1)
These options are part of a grant of time-based options which vested 20% per year on each of the first five anniversaries of July 6, 2007.

(2)
These options vested on April 23, 2011.

(3)
These options are part of a grant of time-based options which vested or are scheduled to vest 25% per year on each of the first four anniversaries of March 20, 2012, subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below.

(4)
These options are part of a grant of time-based options which are scheduled to vest 25% per year on each of the first four anniversaries of March 18, 2013, subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below.

(5)
Represents performance-based restricted stock scheduled to vest 50% on each of the dates on which it is determined that the applicable earnings per share target has been achieved for the fiscal year ending January 30, 2015 and the fiscal year ending January 29, 2016, respectively, subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below. The market value was computed by multiplying the number of shares of such restricted stock by the closing market price of one share of our common stock on January 31, 2014.

(6)
Represents performance share units, to be paid in an equal number of shares of our common stock, earned as a result of our performance versus certain adjusted EBITDA and ROIC targets for fiscal 2012. These performance share units are scheduled to vest 50% on March 20, 2014 and 50% on March 20, 2015, subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below. The market value was computed by multiplying the number of such units by the closing market price of one share of our common stock on January 31, 2014.

(7)
Represents performance share units, to be paid in an equal number of shares of our common stock, earned as a result of our performance versus certain adjusted EBITDA and ROIC targets for fiscal 2013. These performance share units are scheduled to vest 50% on March 18, 2015 and 50% on March 18, 2016, subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below. The market value was computed by multiplying the number of such units by the closing market price of one share of our common stock on January 31, 2014.

(8)
Represents restricted stock units, to be paid in an equal number of shares of our common stock, which are scheduled to vest in three equal installments on each of the first three anniversaries of March 18, 2013, subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below. The market value was computed by multiplying the number of such units by the closing market price of one share of our common stock on January 31, 2014.

(9)
These options are part of a grant of time-based options which are scheduled to vest 25% per year on each of the first four anniversaries of December 3, 2013, subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below.

(10)
These options vested on December 11, 2013.

(11)
These options vested on January 31, 2014.

(12)
These options are scheduled to vest on January 30, 2015 if we achieve a specific annual adjusted EBITDA-based target for fiscal 2014 or if we achieve an applicable cumulative adjusted EBITDA-based target at the end of fiscal 2014. These options are subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below.

(13)
These options are scheduled to vest on March 24, 2014, subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below.

Option Exercises and Stock Vested During Fiscal 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Mr. Dreiling	496,296	21,317,154	4,696	264,479
Mr. Tehle	—	—	854	48,097
Mr. Vasos	226,290	10,380,244	854	48,097
Mr. Flanigan	113,856	4,088,426	854	48,097
Mr. Sparks	—	—	854	48,097

(1)
Represents the gross number of option shares exercised, without deduction for shares that may have been surrendered or withheld to satisfy the exercise price or applicable tax withholding obligations.

(2)
Value realized is calculated by multiplying the gross number of options exercised by the difference between the closing market price of our common stock on the date of exercise and the exercise price.

(3)
Represents the gross number of shares acquired upon vesting of performance share units, without deduction for shares that may have been withheld to satisfy applicable tax withholding obligations.

(4)
Value realized is calculated by multiplying the gross number of shares vested by the closing market price of our common stock on the vesting date.

Pension Benefits
Fiscal 2013

              We have omitted the Pension Benefits table as it is inapplicable.

Nonqualified Deferred Compensation
Fiscal 2013

              Information regarding each named executive officer's participation in our CDP/SERP Plan is included in the following table. The material terms of the CDP/SERP Plan are described after the table. Please also see "Benefits and Perquisites" in "Compensation Discussion and Analysis" above. We have omitted from this table the column pertaining to aggregate withdrawals/distributions during the fiscal year because it is inapplicable.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Balance at Last FYE ($)(4)
Mr. Dreiling	64,576	325,336	8,205	2,189,676
Mr. Tehle	38,440	131,324	271,294	1,846,311
Mr. Vasos	112,149	21,901	38,571	326,880
Mr. Flanigan	22,636	64,355	44,140	442,823
Mr. Sparks	31,009	15,663	340	52,067

(1)
Of the amounts reported, the following are reported in the Summary Compensation Table as "Salary" for 2013: Mr. Dreiling ($64,576); Mr. Tehle ($38,440); Mr. Vasos ($69,979); Mr. Flanigan ($22,636); and Mr. Sparks ($31,009).

(2)
Reported as "All Other Compensation" in the Summary Compensation Table.

(3)
The amounts shown are not reported in the Summary Compensation Table because they do not represent above-market or preferential earnings.

(4)
Of the amounts reported, the following were previously reported as compensation to the named executive officer for years prior to 2013 in a Summary Compensation Table: Mr. Dreiling ($1,548,418); Mr. Tehle ($1,143,581); Mr. Vasos ($184,348); Mr. Flanigan ($62,978); and Mr. Sparks ($5,052).

              Pursuant to the CDP, each named executive officer may annually elect to defer up to 65% of base salary if his compensation exceeds the limit set forth in Section 401(a)(17) of the Internal Revenue Code, and up to 100% of bonus pay if his compensation equals or exceeds the highly compensated limit under Section 414(q)(1)(B) of the Internal Revenue Code. We currently match base pay deferrals at a rate of 100%, up to 5% of annual salary, with annual salary offset by the amount of match-eligible salary under the 401(k) plan. All named executive officers are 100% vested in all compensation and matching deferrals and earnings on those deferrals.

              Pursuant to the SERP, we make an annual contribution equal to a certain percentage of a participant's annual salary and bonus to all participants who are actively employed in an eligible job grade on January 1 and continue to be employed as of December 31 of a given year. Persons hired after May 27, 2008 (the "Eligibility Freeze Date"), including Messrs. Vasos and Sparks, are not eligible to participate in the SERP. The contribution percentage is based on age, years of service and job grade. The fiscal 2013 contribution percentage for each eligible named executive officer was 9.5% for each of Messrs. Dreiling and Tehle and 7.5% for Mr. Flanigan.

              As a result of our 2007 merger, which constituted a change in control under the CDP/SERP Plan, all previously unvested SERP amounts vested on July 6, 2007. For newly eligible SERP participants after July 6, 2007 but prior to the Eligibility Freeze Date, SERP amounts vest at the earlier of the participant's attainment of age 50 or the participant's being credited with 10 or more "years of service," or upon termination of employment due to death or "total and permanent disability" or upon a "change in control," all as defined in the CDP/SERP Plan. See "Potential Payments upon Termination or Change in Control as of January 31, 2014—Payments After a Change in Control" below for a general description of our change in control arrangements.

              The amounts deferred or contributed to the CDP/SERP Plan are credited to a liability account, which is then invested at the participant's option in an account that mirrors the performance of a fund or funds selected by the Compensation Committee or its delegate. Beginning on August 2, 2008, these funds are identical to the funds offered in our 401(k) Plan.

              A participant who ceases employment with at least 10 years of service or after reaching age 50 and whose CDP account balance or SERP account balance exceeds $25,000 may elect for that account balance to be paid in cash by (a) lump sum, (b) monthly installments over a 5, 10 or 15-year period or (c) a combination of lump sum and installments. Otherwise, payment is made in a lump sum. The vested amount will be payable at the time designated by the Plan upon the participant's termination of employment. A participant's CDP/SERP benefit normally is payable in the following February if employment ceases during the first 6 months of a calendar year or is payable in the following August if employment ceases during the last 6 months of a calendar year. However, participants may elect to receive an in-service lump sum distribution of vested amounts credited to the CDP account, provided that the date of distribution is no sooner than 5 years after the end of the year in which the amounts were deferred. In addition, a participant who is actively employed may request an "unforeseeable emergency hardship" in-service lump sum distribution of vested amounts credited to the participant's CDP account. Account balances are payable in cash.

              As a result of our 2007 merger, the CDP/SERP Plan liabilities through July 6, 2007 were fully funded into an irrevocable rabbi trust. We also funded into the rabbi trust deferrals into the CDP/SERP Plan between July 6, 2007 and October 15, 2007. All CDP/SERP Plan liabilities incurred on or after October 15, 2007 are unfunded.

Potential Payments upon Termination or Change in Control

              Our employment agreements with our named executive officers, the award agreements for our equity awards, and certain plans and programs offered to or in which our named executive officers participate provide for benefits or payments to the officers upon certain termination of employment or change in control events. These benefits and payments are discussed below except to the extent a benefit or payment is available generally to all salaried employees and does not discriminate in favor of our executive officers.

Payments Upon Termination Due to Death or Disability

              Mr. Dreiling's 2012 Performance-Based Restricted Stock.    If Mr. Dreiling's employment with us terminates due to his death or disability, all or a portion of his performance-based restricted stock may vest, unless previously vested or forfeited, depending upon the timing of his termination due to death or disability:

  •
  If such termination occurs prior to the date on which achievement of the fiscal 2014 performance target has been determined, and only if such financial performance target is actually achieved, then a pro-rata portion of the award that would have become vested had he remained employed with us through such determination date will become vested and nonforfeitable on such determination date and all remaining unvested performance-based restricted shares shall be automatically forfeited and cancelled. The pro-rata portion equals a fraction (not to exceed one), the numerator of which is the number of calendar months in the period encompassing the first day of fiscal 2012 and ending and including the last day of fiscal 2014 (the "initial service period") during which Mr. Dreiling was continuously in our employment and the denominator of which is the number of calendar months in the initial service period. Mr. Dreiling will be deemed to be employed for a full calendar month if his death or disability occurs after the 15th day of a calendar month.

  •
  If such termination occurs after the last day of our 2014 fiscal year but before the date on which achievement of the fiscal 2015 performance target has been determined, the portion of the award that would have become vested had Mr. Dreiling remained employed with us through such determination date will become vested and nonforfeitable as of the date of his termination due to death or disability regardless of whether the fiscal 2015 financial performance target has been achieved.

              Other 2012 and 2013 Equity Awards.    If any of the named executive officers' employment with us terminates due to death or disability:

  •
  Stock Options. Any outstanding unvested stock option shall become immediately vested and exercisable with respect to 100% of the shares subject to the option immediately prior to such event, and he (or his survivor in the case of death) will have until the first anniversary of the date of his termination of employment in which to exercise vested options.

  •
  Performance Share Units. Performance share units were awarded in fiscal 2012 ("2012 PSUs") and fiscal 2013 ("2013 PSUs").

    ✓
    If such termination occurs before January 31, 2014 for the 2013 PSUs, a pro-rated portion (based on months employed during the 1 year performance period) of one-third of the 2013 PSUs earned based on performance during the entire performance period that have not previously become vested and nonforfeitable or have not previously been forfeited shall become vested and nonforfeitable and shall be paid once performance has been certified by the Compensation Committee but in no event later than the 15th day of the third month following the end of the performance period. If such termination occurs on or after January 31, 2014 for the 2013 PSUs and before payment, the participant will receive the one-third of the 2013 PSUs earned that are described above, without proration.

    ✓
    If such termination occurs after March 20, 2013 for the 2012 PSUs or March 18, 2014 for the 2013 PSUs, any remaining earned but unvested performance share units from such awards shall become vested and nonforfeitable as of the date of such event and shall be paid within 30 days thereafter but in no event later than the later of the 15th day of the third month following the end of such officer's first taxable year or Dollar General's first taxable year in which the right to the payment is no longer subject to a substantial risk of forfeiture. Otherwise, any earned but unvested performance share units from such awards shall be forfeited and cancelled on the date of the termination of employment.

  •
  Restricted Stock Units. Any outstanding restricted stock unit will become fully vested and nonforfeitable upon such death or disability and will be paid within 30 days following the date of death or disability.

              Pre-2012 Equity Awards.    Mr. Dreiling and Mr. Flanigan are the only named executive officers who continue to have options outstanding that were granted prior to 2012. All options granted to Mr. Dreiling prior to 2012 are fully vested and generally may be exercised by him (or by his survivor in the case of death) for a period of 1 year from service termination.

              If Mr. Flanigan's employment with us terminates due to death or disability:

  •
  The portion of outstanding performance-based options granted prior to 2012 that would have become exercisable in respect of the fiscal year in which his employment terminates if he had remained employed with us through that date will remain outstanding through the date we determine whether the applicable performance targets are met for that fiscal year. If such performance targets are met, such portion of the performance-based options will become exercisable on such performance-vesting determination date. Otherwise, such portion will be forfeited.

  •
  The portion of outstanding time-based options granted prior to 2012 that would have become exercisable on the next scheduled vesting date if he had remained employed with us through that date will become vested and exercisable.

  •
  All otherwise unvested options granted prior to 2012 will be forfeited, and vested options granted prior to 2012 generally may be exercised (by his survivor in the case of death) for a period of 1 year from service termination.

              Other Payments.    In the event of death, each named executive officer's beneficiary will receive payments under our group life insurance program in an amount, up to a maximum of $3 million, equal to 2.5 times the named executive officer's annual base salary, rounded to the next highest $1,000. We have excluded from the tables below amounts that the named executive officer would receive under our disability insurance program since the same benefit level is provided to all of our salaried employees. The named executive officer's CDP/SERP Plan benefit also becomes fully vested (to the extent not already vested) upon his death and is payable in a lump sum within 60 days after the end of the calendar quarter in which the death occurs. In the event Mr. Dreiling's employment terminates due to death, he will also be entitled to receive payment for any unused vacation accrued but unpaid as of his termination date.

              In the event of disability, each named executive officer's CDP/SERP Plan benefit becomes fully vested (to the extent not already vested) and is payable in a lump sum within 60 days after the end of the calendar quarter in which the disability occurs, provided that we may delay payment until as soon as reasonably practicable after receipt of the disability determination by the Social Security Administration.

              In the event Mr. Dreiling's employment terminates due to disability, he will also be entitled to receive any incentive bonus earned for any of our previously completed fiscal years but unpaid as of his termination date and payment for any unused vacation accrued but unpaid as of his termination date, as well as a lump sum cash payment, payable at the time annual bonuses are paid to our other executives, equal to a pro rata portion of his annual incentive bonus, if any, that he would have been entitled to receive, if such termination had not occurred, for the fiscal year in which his termination occurred.

              "Disability" Definitions.    For purposes of the named executive officers' employment agreements, other than Mr. Dreiling's, "disability" means (1) disabled for purposes of our long-term disability insurance plan or (2) an inability to perform the duties under the agreement in accordance with our expectations because of a medically determinable physical or mental impairment that (x) can reasonably be expected to result in death or (y) has lasted or can reasonably be expected to last longer than 90 consecutive days. For purposes of Mr. Dreiling's employment agreement, "disability" means (1) disabled for purposes of our long-term disability insurance plan or for purposes of his portable long-term disability insurance policy, or (2) if no such plan or policy is in effect or in the case of the plan, the plan is in effect but no longer applies to him, an inability to perform the duties under the agreement in accordance with our expectations because of a medically determinable physical or mental impairment that (x) can reasonably be expected to result in death or (y) has lasted or can reasonably be expected to last longer than 90 consecutive days.

              For purposes of the CDP/SERP Plan, "disability" means total and permanent disability for purposes of entitlement to Social Security disability benefits.

              For purposes of each applicable named executive officer's agreement(s) governing stock options granted prior to 2012, "disability" has the same definition as that which is set forth in such officer's employment agreement, or (for each named executive officer other than Mr. Dreiling) in the absence of such an agreement or definition, "disability" shall be as defined in our long-term disability plan.

              For purposes of each named executive officer's agreement(s) governing stock options and performance share units and Mr. Dreiling's agreement governing performance-based restricted stock, in each case granted after 2011, "disability" has the same definition as that set forth in such officer's employment agreement, or in the absence of an agreement, "disability" shall be as defined in any change-in-control agreement between the officer and Dollar General, or in the absence of any such agreement, as defined in our long-term disability plan. For purposes of each named executive officer's agreement governing restricted stock units granted after 2011, "disability" has the meaning as provided under Section 409A(a)(2)(C)(i) of the Internal Revenue Code of 1986, as amended.

Payments Upon Termination Due to Retirement

              Except as provided immediately below with respect to stock options, performance share units and restricted stock units awarded after 2011, retirement is not treated differently from any other voluntary termination without good reason (as defined under the relevant agreements, as discussed below under "Payments Upon Voluntary Termination") under any of our plans or agreements for named executive officers.

              In the event of the retirement of any of the named executive officers:

  •
  Stock Options. The portion of the stock options granted after 2011 that would have become vested and exercisable within the 1 year period following the retirement date if such officer had remained employed with us shall remain outstanding for a period of 1 year following the retirement date and shall become vested and exercisable on the anniversary of the grant date that falls within the 1 year period following the retirement date (but only to the extent such portion has not otherwise terminated or become exercisable). However, if during such 1 year period there occurs a Change in Control or the officer dies or incurs a disability, such portion shall instead become immediately vested and exercisable (but only to the extent such portion has not otherwise terminated). Otherwise, any option which is unvested and unexercisable as of the officer's termination of employment shall immediately expire without payment. The officer may exercise the option to the extent vested and exercisable any time prior to the 5th anniversary of the retirement date, but no later than the 10th anniversary of the grant date.

  •
  Performance Share Units.

    ✓
    If such retirement occurs before January 31, 2014 for the 2013 PSUs, a pro-rated portion (based on months employed during the 1 year performance period) of one-third of the 2013 PSUs earned based on performance during the entire performance period that have not previously become vested and nonforfeitable or have not previously been forfeited shall become vested and nonforfeitable and shall be paid once performance has been certified by the Compensation Committee but in no event later than the 15th day of the third month following the end of the performance period. If such retirement occurs on or after

        January 31, 2014 for the 2013 PSUs and before payment, the participant will receive the one-third of the 2013 PSUs earned that are described above, without proration.

      ✓
      If such retirement occurs after March 20, 2013 for the 2012 PSUs or March 18, 2014 for the 2013 PSUs, but prior to the 2nd anniversary of the grant date, the remaining portion of any earned but unvested performance share units from such awards that would have become vested had such officer remained employed through the 2nd anniversary of the grant date (one-third of earned performance share units) shall become vested and nonforfeitable and shall be paid on the date of such retirement. If such retirement occurs after the 2nd anniversary of the grant date but prior to the 3rd anniversary of the grant date, the remaining portion of any earned but unvested performance share units from such awards that would have become vested had such officer remained employed through the 3rd anniversary of the grant date (one-third of earned performance share units) shall become vested and nonforfeitable and shall be paid on the date of such retirement. Otherwise, any earned but unvested performance share units from such awards shall be forfeited and cancelled on the retirement date.

  •
  Restricted Stock Units. The one-third of the outstanding restricted stock units that would have become vested and nonforfeitable on the next immediately following vesting date if such officer had remained employed through such date will become vested and nonforfeitable upon such retirement (provided that if the retirement occurs on a vesting date no accelerated vesting will occur, but rather the officer shall be entitled only to the portion of the restricted stock units that were scheduled to vest on such vesting date), and will be paid 6 months and 1 day following the date of termination of employment due to retirement.

              For purposes of each named executive officer's agreements governing stock options and performance share units granted after 2011, "retirement" means such officer's voluntary termination of employment with us on or after reaching the minimum age of 62 and achieving 5 consecutive years of service, but only if (1) the sum of such officer's age plus years of service (counting whole years only) equals at least 70 and (2) there is no basis for us to terminate the officer for cause (as defined under the applicable agreement) at the time of his voluntary termination. For purposes of each named executive officer's agreement governing restricted stock units granted after 2011, "retirement" means such officer's voluntary termination of employment with us on or after reaching the minimum age of 62 and achieving 5 consecutive years of service, but only if (1) the sum of such officer's age plus years of service (counting whole years only) equals at least 70, (2) there is no basis for us to terminate the officer for cause (as defined under the applicable agreement) at the time of his voluntary termination, and (3) the termination also constitutes a "separation from service" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended.

Payments Upon Voluntary Termination

              The payments to be made to a named executive officer upon voluntary termination vary depending upon whether he resigns with or without "good reason" or after our failure to offer to renew, extend or replace his employment agreement under certain circumstances. "Good reason" generally means (as more fully described in the applicable employment agreement):

  •
  a reduction in the officer's base salary or target bonus level;

  •
  our material breach of the employment agreement;

  •
  the failure of any successor to all or substantially all of our business and/or assets to expressly assume and agree to perform the employment agreement in the same manner and to the same extent that our Company would be required to perform if no such succession had taken place;

  •
  our failure to continue any significant compensation plan or benefit without replacing it with a similar plan or a compensation equivalent (except, in the case of all named executive officers other than Mr. Dreiling, for across-the-board changes or terminations similarly affecting (1) at least 95% of all of our officers or (2) 100% of officers at the same grade level; in the case of Mr. Dreiling, for across-the-board changes or terminations similarly affecting at least 95% of all of our executives);

  •
  relocation of our principal executive offices outside of the middle-Tennessee area or basing (in the case of any named executive officer other than Mr. Dreiling, without mutual consent) the officer anywhere other than our principal executive offices; or

  •
  assignment of duties inconsistent, or the significant reduction of the title, powers and functions associated, with the named executive officer's position without his written consent. For all named executive officers other than Mr. Dreiling, such acts will not constitute good reason if it results from our restructuring or realignment of duties and responsibilities for business reasons that leaves him at the same rate of base salary, annual target bonus opportunity, and officer level and with similar responsibility levels or results from his failure to meet pre-established and objective performance criteria.

              No event (but in the case of Mr. Dreiling, no isolated, insubstantial and inadvertent event not in bad faith) will constitute "good reason" if we cure the claimed event within 30 days (10 business days in the case of Mr. Dreiling) after receiving notice from the named executive officer.

              Voluntary Termination with Good Reason or After Failure to Renew the Employment Agreement.    If any named executive officer resigns with good reason, he will forfeit all then unvested options, all then unvested performance-based restricted stock, all then unvested performance share units and all then unvested restricted stock units held by that officer. Such officer generally may exercise any vested options that were granted after 2011 up to 90 days following the resignation date and generally may exercise any vested options that were granted prior to 2012 for the following periods from the resignation date: 180 days (options granted to Mr. Dreiling on or before January 21, 2008) or 90 days (options granted to Messrs. Dreiling and Flanigan prior to 2012 but after January 21, 2008).

              In the event any named executive officer (other than Mr. Dreiling) resigns under the circumstances described in (2) below, or in the event we fail to extend the term of Mr. Dreiling's employment as provided in (3) below, the relevant named executive officer's equity will be treated as described under "Voluntary Termination without Good Reason" below.

              Additionally, if the named executive officer (1) resigns with good reason, or (2) in the case of named executive officers other than Mr. Dreiling, resigns within 60 days of our failure to offer to renew, extend or replace his employment agreement before, at or within 6 months after the end of the agreement's term (unless we enter into a mutually acceptable severance arrangement or the resignation is a result of the named executive officer's voluntary retirement or termination), or (3) in the case of Mr. Dreiling, in the event we elect not to extend his term of employment by providing 60 days prior written notice before the applicable extension date, then in each case the named executive officer will receive the following benefits generally on or beginning on the 60th day after termination of employment but contingent upon the execution and effectiveness of a release of certain claims against us and our affiliates in the form attached to the employment agreement:

    •
    For the named executive officers other than Mr. Dreiling, continuation of base salary, as in effect immediately before the termination, for 24 months payable in accordance with our normal payroll cycle and procedures. For Mr. Dreiling, a continuation of 2 times his annual base salary, payable over 24 months in equal installments in accordance with our normal payroll cycles and procedures. With the exception of Mr. Dreiling, the amount of any payment or entitlement to payment of the base salary continuation shall be forfeited or, if paid, subject to recovery if and to the extent that the named executive officer earns any base salary as a result of subsequent employment during the 24 months after his termination date.

    •
    A lump sum payment equal to 2 times the average percentage of the named executive officer's target bonus paid or to be paid to employees at the same job grade level as the named executive officer (if any) under the annual bonus program for officers for the 2 fiscal years immediately preceding the fiscal year in which the termination date occurs (for Mr. Dreiling, the bonus payment will equal 2 times his target bonus and will be payable over 24 months in equal installments in accordance with our normal payroll cycles and procedures).

    •
    A lump sum payment equal to 2 times our annual contribution for the named executive officer's participation in our pharmacy, medical, dental and vision benefits program (in the case of Mr. Dreiling, these benefits instead will be in the form of a continuation of these benefits to him and his spouse and eligible dependents to the extent covered immediately prior to the employment termination, for 2 years from the termination date or, if earlier, until he is or becomes eligible for comparable coverage under the group health plans of a subsequent employer).

    •
    Mr. Dreiling will receive a prorated bonus payment based on our performance for the fiscal year, paid at the time bonuses are normally paid for that fiscal year.

    •
    Reasonable outplacement services for 1 year or, if earlier, until other employment is secured.

              Note that any amounts owed to a named executive officer (other than Mr. Dreiling) in the form of salary continuation that would otherwise have been paid during the 60 day period after his employment termination will instead be payable in a single lump sum as soon as administratively practicable after the 60th day after such termination date and the remainder will be paid in the form of salary continuation payments as set forth above.

              The named executive officer will forfeit any unpaid severance amounts upon a material breach of any continuing obligation under the employment agreement or the release (the "Continuing Obligations"), which include:

    •
    The named executive officer must maintain the confidentiality of, and refrain from disclosing or using, our (a) trade secrets for any period of time as the information remains a trade secret under applicable law and (b) confidential information for a period of 2 years following the employment termination date.

    •
    For a period of 2 years after the employment termination date, the named executive officer may not accept or work in a "competitive position" within any state in which we maintain stores at the time of his termination date or any state in which we have specific plans to open stores within 6 months of that date. For this purpose, "competitive position" means any employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement between the named executive officer and any person engaged wholly or in material part in the business in which we are engaged, including but not limited to Wal-Mart, Sam's Club, Target, Costco, K-Mart, Big Lots, BJ's Wholesale Club, Walgreens, Rite-Aid, CVS, Family Dollar Stores, Fred's, the 99 Cents Stores, Casey's General Stores, Inc., Circle K, 7-11 Stores, Pantry, Inc. and Dollar Tree Stores (Sam's Club, Big Lots, Walgreens, Rite-Aid, CVS, Circle K and 7-11 Stores are not specifically listed in Mr. Dreiling's employment agreement), or any person then planning to enter the discount consumable basics retail business, if the named executive officer is required to perform services for that person or entity which are substantially similar to those he provided or directed at any time while employed by us.

    •
    For a period of 2 years after the employment termination date, the named executive officer may not actively recruit or induce any of our exempt employees (exempt executives, in the case of Mr. Dreiling) to cease employment with us.

    •
    For a period of 2 years after the employment termination date, the named executive officer may not solicit or communicate with any person or entity who has a business relationship with us and with whom the named executive officer had contact while employed by us, if that contact would likely interfere with our business relationships or result in an unfair competitive advantage over us.

              Voluntary Termination without Good Reason.    If the named executive officer resigns without good reason, he will forfeit all then unvested options, all vested but unexercised options that were granted prior to 2012, all then unvested performance-based restricted stock, all then unvested performance share units and all then unvested restricted stock units. The named executive officer generally may exercise any vested options that were granted after 2011 up to 90 days following the resignation date.

Payments Upon Involuntary Termination

              The payments to be made to a named executive officer upon involuntary termination vary depending upon whether termination is with or without "cause". "Cause" generally means (as more fully described in the applicable employment agreement):

    •
    For Mr. Dreiling, any act (other than a de minimis act) of fraud or dishonesty in connection with the performance of his duties. For each other named executive officer, any act involving fraud or dishonesty, or any material act of misconduct relating to the performance of his duties;

    •
    Any material breach of any securities or other law or regulation or any Dollar General policy governing securities trading or inappropriate disclosure or "tipping" relating to any stock, security and investment;

    •
    Any activity or public statement, other than as required by law, that prejudices Dollar General or our affiliates (specifically including, for Mr. Dreiling, any limited partner of any parent entity of Dollar General) or reduces our or our affiliates' good name and standing or would bring Dollar General or its affiliates into public contempt or ridicule;

    •
    Attendance at work in a state of intoxication or being found in possession of any drug or substance which would amount to a criminal offense;

    •
    Assault or other act of violence; or

    •
    Conviction of, or plea of guilty or nolo contendere to, any felony whatsoever or any misdemeanor that would preclude employment under our hiring policy.

              For purposes of each named executive officer other than Mr. Dreiling, "cause" also means (as more fully described in the applicable employment agreement):

    •
    Willful or repeated refusal or failure substantially to perform his material obligations and duties under his employment agreement or those reasonably directed by his supervisor, our CEO and/or the Board (except in connection with a Disability); or

    •
    Any material violation of our Code of Business Conduct and Ethics.

              For purposes of the equity awards granted after 2011, "cause" shall be as defined in the applicable employment agreement or change-in-control agreement (in the absence of an employment agreement) or, in the absence of either of such agreements, "cause" is defined materially consistent with the definition set forth above.

              Involuntary Termination for Cause.    If the named executive officer is involuntarily terminated for cause, he will forfeit all unvested equity grants and all vested but unexercised options.

              Involuntary Termination without Cause.    If any named executive officer is involuntarily terminated without cause, he:

    •
    Will forfeit all then unvested options, all then unvested performance-based restricted stock, all then unvested performance share units, and all then unvested restricted stock units held by that officer.

    •
    Generally may exercise any vested options that were granted after 2011 up to 90 days following the termination date and generally may exercise any vested options that were granted prior to 2012 for the following periods from the termination date: 180 days (options granted to Mr. Dreiling on or before January 21, 2008) or 90 days (options granted to Messrs. Dreiling and Flanigan prior to 2012 but after January 21, 2008).

    •
    Will receive the same severance payments and benefits, as described under "Voluntary Termination with Good Reason or After Failure to Renew the Employment Agreement" above.

Payments After a Change in Control

              Upon a change in control (as defined under each applicable governing document), regardless of whether the named executive officer's employment terminates:

    •
    All time-based options will vest and become immediately exercisable as to 100% of the shares subject to such options immediately prior to a change in control.

    •
    Mr. Flanigan's performance-based options will vest and become immediately exercisable as to 100% of the shares subject to such options immediately prior to the change in control.

    •
    If the change in control occurs prior to the completion of the applicable performance period, all unvested performance share units that have not previously become vested and nonforfeitable, or have not previously been forfeited, will immediately be deemed earned at the target level and shall vest, become nonforfeitable and be paid upon the change in control.

    •
    If the change in control occurs after the completion of the applicable performance period, all previously earned but unvested performance share units that have not previously become vested and nonforfeitable, or have not previously been forfeited, will immediately vest, become nonforfeitable and be paid upon the change in control.

    •
    All outstanding restricted stock units will become vested and nonforfeitable and will be paid upon the change in control.

    •
    Mr. Dreiling's performance-based restricted shares that have not previously become vested and nonforfeitable, or have not previously been forfeited, shall be deemed fully earned and shall become vested and nonforfeitable if the change in control occurs on or before any date on which it is determined that the applicable performance measure required for vesting has been achieved.

    •
    All CDP/SERP Plan benefits will become fully vested (to the extent not already vested).

              If the named executive officer is involuntarily terminated without cause or resigns for good reason following the change in control, he will receive the same severance payments and benefits as described above under "Voluntary Termination with Good Reason or After Failure to Renew the Employment Agreement." However, the named executive officer will have 1 year from the termination date in which to exercise vested options that were granted after 2011 if he resigns or is involuntarily terminated within 2 years of the change in control under any scenario other than retirement or involuntary termination with cause (in which cases, he will have 5 years from the retirement date to exercise vested options and will forfeit any vested but unexercised options held at the time of the termination with cause).

              Prior to March 2014, other than with respect to Mr. Sparks, if any payments or benefits in connection with a change in control (as defined in Section 280G of the Internal Revenue Code) would be subject to the "golden parachute" excise tax under federal income tax rules (the "excise tax"), we would pay an additional amount to the named executive officer to cover the excise tax and any other excise and income taxes resulting from this payment. However, other than with respect to Mr. Dreiling, if after receiving this payment the named executive officer's after-tax benefit would not be at least $50,000 more than it would be without this payment, then this payment would not be made and the severance and other benefits due to the named executive officer would be reduced so that the excise tax is not imposed. In Mr. Sparks' case, his employment agreement provides for capped payments (taking into consideration all payments and benefits covered by Section 280G of the Internal Revenue Code) of $1 less than the amount that would trigger the excise tax unless he signs a release and his after-tax benefit would be at least $50,000 more than it would be without the payments being capped. In such case, his payments and benefits would not be capped and Mr. Sparks would be responsible for the payment of the excise tax. We would not pay any additional amount to cover the excise tax. The above scenarios are included in the table following this narrative since such table assumes the occurrence of the event as of January 31, 2014.

              In March 2014, Messrs. Dreiling, Tehle, Vasos and Flanigan entered into amendments to their employment agreements that eliminated gross-up payments for the excise tax effective immediately. Other than with respect to Mr. Dreiling, in the event of a change in control as defined in Section 280G of the Internal Revenue Code), each named executive officer's employment agreement now provides for capped payments (taking into consideration all payments and benefits covered by Section 280G of the Internal Revenue Code) of $1 less than the amount that would trigger the excise tax unless he signs a release and his after-tax benefit would be at least $50,000 more than it would be without the payments being capped. In such case, such officer's payments and benefits would not be capped and such officer would be responsible for the payment of the excise tax. We would not pay any additional amount to cover the excise tax. In Mr. Dreiling's case, his employment agreement now provides for capped payments (taking into consideration all payments and benefits covered by Section 280G of the Internal Revenue Code) of $1 less than the amount that would trigger the excise tax unless his after-tax benefit would be at least $50,000 more than it would be without the payments being capped. In such case, Mr. Dreiling's payments and benefits would not be capped and he would be responsible for the payment of the excise tax. We would not pay any additional amount to cover the excise tax.

              For purposes of the CDP/SERP Plan, a change in control generally is deemed to occur (as more fully described in the plan document):

    •
    if any person (other than Dollar General or any of our employee benefit plans) acquires 35% or more of our voting securities (other than as a result of our issuance of securities in the ordinary course of business);

    •
    if a majority of our Board members at the beginning of any consecutive 2-year period are replaced within that period without the approval of at least two-thirds of our Board members who served as directors at the beginning of the period; or

    •
    upon the consummation of a merger, other business combination or sale of assets of, or cash tender or exchange offer or contested election with respect to, Dollar General if less than a majority of our voting securities are held after the transaction in the aggregate by holders of our securities immediately prior to the transaction.

              For purposes of the treatment of equity discussed above, a change in control generally means (as more fully described in the Amended and Restated 2007 Stock Incentive Plan):

    •
    the sale or disposition in one or a series of related transactions of all or substantially all of our assets to any person (or group of persons acting in concert), other than to us or our affiliates;

    •
    any person (or group of persons acting in concert), other than us or our affiliates, becomes the beneficial owner (including through a right to acquire shares whether exercisable immediately or only after the passage of time) directly or indirectly of more than 50% of the total voting power of our voting stock or of the voting stock of any entity that controls us, including by way of merger, consolidation, tender or exchange offer or otherwise;

    •
    a reorganization, recapitalization, merger or consolidation involving our Company unless securities representing 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of our directors or the director of the entity resulting from the transaction (or the parent of such entity) are held after the transaction by the person(s) who were the beneficial owners of our outstanding voting securities entitled to vote generally in the election of our directors immediately prior to the transaction; or

    •
    if a majority of our Board members at the beginning of any consecutive 24-month period are replaced within that period without the approval of at least a majority of our Board members who either served as directors at the beginning of the period or whose election or nomination for election was previously so approved (with certain exceptions and qualifications).

              With respect to the restricted stock units, a change in control (as summarized above) will be deemed to have occurred only if an event relating to the change in control constitutes a change in ownership or effective control of Dollar General or a change in the ownership of a substantial portion of our assets within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

              The following table reflects potential payments to each of our named executive officers in various termination and change in control scenarios based on compensation, benefit, and equity levels in effect on, and assuming the scenario was effective as of, January 31, 2014. For stock valuations, we have used the closing price of our stock on the NYSE on January 31, 2014 ($56.32). The table reports only amounts that are increased, accelerated or otherwise paid or owed as a result of the applicable scenario and, as a result, excludes equity awards and CDP/SERP Plan benefits that had vested prior to the event and earned but unpaid base salary through the employment termination date. The table also excludes any amounts that are available generally to all salaried employees and do not discriminate in favor of our executive officers. The amounts shown are merely estimates. We cannot determine actual amounts to be paid until a termination or change in control scenario occurs.

Potential Payments to Named Executive Officers Upon Occurrence of
Various Termination Events As of January 31, 2014

Name/Item	Death ($)	Disability ($)	Retirement ($)(2)	Voluntary Without Good Reason ($)	Involuntary Without Cause or Voluntary with Good Reason ($)	Involuntary With Cause ($)	Change in Control ($)
Mr. Dreiling
Equity Vesting Due to Event(1)	12,277,852	12,277,852	n/a	n/a	n/a	n/a	27,001,082
Cash Severance	—	1,297,252	n/a	n/a	5,967,359	n/a	5,967,359
Health Continuation(3)	n/a	n/a	n/a	n/a	27,564	n/a	27,564
Outplacement(4)	n/a	n/a	n/a	n/a	10,000	n/a	10,000
280(G) Excise Tax and Gross-Up	n/a	n/a	n/a	n/a	n/a	n/a	—
Life Insurance Proceeds	3,000,000	n/a	n/a	n/a	n/a	n/a	n/a
Total	15,277,852	13,575,104	n/a	—	6,004,923	—	33,006,005

Mr. Tehle
Equity Vesting Due to Event(1)	1,072,665	1,072,665	n/a	n/a	n/a	n/a	1,510,722
Cash Severance	n/a	n/a	n/a	n/a	2,428,578	n/a	2,428,578
Health Payment	n/a	n/a	n/a	n/a	24,711	n/a	24,711
Outplacement(4)	n/a	n/a	n/a	n/a	10,000	n/a	10,000
280(G) Excise Tax and Gross-Up	n/a	n/a	n/a	n/a	n/a	n/a	—
Life Insurance Proceeds	1,782,000	n/a	n/a	n/a	n/a	n/a	n/a
Total	2,854,665	1,072,665	n/a	—	2,463,289	—	3,974,011

Mr. Vasos
Equity Vesting Due to Event(1)	1,072,665	1,072,665	n/a	n/a	n/a	n/a	1,510,722
Cash Severance	n/a	n/a	n/a	n/a	2,799,900	n/a	2,799,900
Health Payment	n/a	n/a	n/a	n/a	14,530	n/a	14,530
Outplacement(4)	n/a	n/a	n/a	n/a	10,000	n/a	10,000
280(G) Excise Tax and Gross-Up	n/a	n/a	n/a	n/a	n/a	n/a	—
Life Insurance Proceeds	1,875,000	n/a	n/a	n/a	n/a	n/a	n/a
Total	2,947,665	1,072,665	n/a	—	2,824,430	—	4,335,152

Mr. Flanigan
Equity Vesting Due to Event(1)	1,523,553	1,523,553	n/a	n/a	n/a	n/a	1,961,610
Cash Severance	n/a	n/a	n/a	n/a	1,549,812	n/a	1,549,812
Health Payment	n/a	n/a	n/a	n/a	15,294	n/a	15,294
Outplacement(4)	n/a	n/a	n/a	n/a	10,000	n/a	10,000
280(G) Excise Tax and Gross-Up	n/a	n/a	n/a	n/a	n/a	n/a	—
Life Insurance Proceeds	1,137,000	n/a	n/a	n/a	n/a	n/a	n/a
Total	2,660,553	1,523,553	n/a	—	1,575,106	—	3,536,716

Mr. Sparks
Equity Vesting Due to Event(1)	1,072,665	1,072,665	n/a	n/a	n/a	n/a	1,510,722
Cash Severance	n/a	n/a	n/a	n/a	2,123,096	n/a	2,123,096
Health Payment	n/a	n/a	n/a	n/a	16,507	n/a	16,507
Outplacement(4)	n/a	n/a	n/a	n/a	10,000	n/a	10,000
280(G) Excise Tax and Gross-Up	n/a	n/a	n/a	n/a	n/a	n/a	—
Life Insurance Proceeds	1,558,000	n/a	n/a	n/a	n/a	n/a	n/a
Total	2,630,665	1,072,665	n/a	—	2,149,603	—	3,660,325

(1)
In addition to vesting of restricted stock units, performance share units and stock options for all named executive officers, includes for Mr. Dreiling an estimate of pro-rata vesting to occur during fiscal year 2015 of performance-based restricted stock upon his death or disability, assuming achievement of the required performance target for fiscal year 2014 and using the closing market price of our common stock on January 31, 2014.

(2)
None of the named executive officers were eligible for retirement on January 31, 2014.

(3)
Calculated as the combined Dollar General and employee cost of healthcare for the benefit option selected by Mr. Dreiling for 2014.

(4)
Estimated based on the actual cost of outplacement services historically provided to officers.

Compensation Committee Interlocks and Insider Participation

              Each of Messrs. Bryant, Calbert, Jones, and Rhodes and Ms. Fili-Krushel was a member of our Compensation Committee during all or a portion of 2013. None of these persons was at any time during 2013 an officer or employee of Dollar General or any of our subsidiaries or an officer of Dollar General or any of our subsidiaries at any time prior to 2013. Mr. Calbert, due to his relationship with KKR in 2013, and Mr. Jones, due to his relationship with Goldman, Sachs & Co., may be viewed as having an indirect material interest in certain of our relationships and transactions with KKR and Goldman, Sachs & Co. discussed under "Transactions with Management and Others" above. Messrs. Calbert and Jones resigned from the Compensation Committee in April 2013. Mr. Dreiling served as a manager of Buck Holdings, LLC, for which Messrs. Calbert, Agrawal and Jones served as managers. Buck Holdings, LLC was dissolved on January 8, 2014.

Compensation Risk Considerations

              In March 2014, our Compensation Committee, with the assistance of its compensation consultant and management, reviewed our compensation policies and practices for all employees, including executive officers, to assess the risks that may arise from our compensation programs. The assessment included a review of our compensation programs for certain design features which could potentially encourage excessive risk-taking or otherwise generate risk to Dollar General. As a result of that assessment, the Compensation Committee concluded, after considering the degree to which identified risk-aggravating factors were offset by risk-mitigating factors, that the net risks created by our overall compensation program were not reasonably likely to have a material adverse effect on Dollar General.

SECURITY OWNERSHIP

              For purposes of the tables below, a person is a "beneficial owner" of a security over which that person has or shares voting or investment power or which that person has the right to acquire beneficial ownership within 60 days. Unless otherwise noted, to our knowledge these persons have sole voting and investment power over the shares listed. Percentage computations are based on 309,973,026 shares of our common stock outstanding as of March 21, 2014.

Security Ownership of Certain Beneficial Owners

              The following table shows the amount of our common stock beneficially owned as of March 21, 2014 by those known by us to beneficially own more than 5% of our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Soroban Master Fund LP(1)	20,934,124	6.75%
Lone Pine Capital LLC(2)	18,904,632	6.10%
The Vanguard Group(3)	17,783,665	5.74%
FMR LLC(4)	16,219,434	5.23%

(1)
Soroban Master Fund LP, Soroban Capital Partners LLC and Eric W. Mandelblatt share the power to vote or to direct the voting of and the power to dispose or to direct the disposition of the shares. The address for Soroban Master Fund LP is Gardenia Court, Suite 3307, 45 Market Street, Camana Bay, Grand Cayman KY1-1103, Cayman Islands. The address for Soroban Capital Partners LLC and Mr. Mandelblatt is 444 Madison Avenue, 21st Floor, New York, New York 10022. All information is based solely on Amendment No. 1 to Statement on Schedule 13G filed on February 14, 2014.

(2)
These shares are directly held by various entities for which Lone Pine Capital LLC serves as investment manager with power to direct investments and/or power to vote the shares. Stephen F. Mandel, Jr. is the managing member of Lone Pine Managing Member LLC, which is the Managing Member of Lone Pine Capital LLC. Lone Pine Capital LLC and Mr. Mandel share voting and dispositive power with respect to the shares. The address of each of Lone Pine Capital LLC and Mr. Mandel is Two Greenwich Plaza, Greenwich, Connecticut 06830. All information is based solely on Amendment No. 1 to Statement on Schedule 13G filed on February 14, 2014.

(3)
The Vanguard Group has sole power to vote or direct the vote over 491,251 shares, sole power to dispose of or to direct the disposition of 17,323,514 shares, and shared power to dispose or to direct the disposition of 460,151 shares. Vanguard Fiduciary Trust Company ("VFTC"), a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 382,351 shares, as a result of its serving as investment manager of collective trust assets, and Vanguard Investments Australia, Ltd. ("VIA"), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 186,700 shares, as a result of its serving as investment manager of Australian investment offerings. The address of The Vanguard Group is 100 Vanguard Blvd, Malvern, Pennsylvania 19355. All information is based solely on Statement on Schedule 13G filed on February 12, 2014.

(4)
The shares beneficially owned by FMR LLC consist of the following: (a) 13,076,487 shares beneficially owned by Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR LLC, as a result of its acting as investment advisor to various investment companies (the "Funds"); (b) 528,643 shares beneficially owned by Fidelity SelectCo, LLC ("SelectCo"), a wholly-owned subsidiary of FMR LLC, as a result of its acting as investment adviser to various investment companies; (c) 93,026 shares beneficially owned by Fidelity Management Trust Company ("Fidelity Trust"), a wholly-owned subsidiary of FMR LLC, as a result of its acting as investment manager of certain institutional account(s); (d) 20,360 shares owned through Strategic Advisers, Inc. ("Strategic Advisers"), a wholly-owned subsidiary of FMR LLC and a registered investment adviser that provides investment advisory services to individuals; (e) 84,504 shares beneficially owned by Pyramis Global Advisors Trust Company ("PGATC"), an indirect wholly-owned subsidiary of FMR LLC, as a result of its serving as investment manager of institutional accounts owning such shares; and (f) 2,416,414 shares beneficially owned by FIL Limited ("FIL") which provides investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. Edward C. Johnson 3d, Chairman of FMR LLC, and FMR LLC, through its control of Fidelity, and the Funds each has sole power to dispose of 13,076,487 shares owned by the Funds. Mr. Johnson and FMR LLC, through its control of SelectCo, and the SelectCo Funds each has sole power to dispose of the 528,643 shares owned by the SelectCo Funds. Members of Mr. Johnson's family are the predominant owners of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Board of Trustees. Fidelity votes the shares under written guidelines established by the Funds' Board of Trustees. Mr. Johnson and FMR LLC, through its control of Fidelity Trust, each has sole dispositive power over and sole power to vote or direct the voting of 93,026 shares owned by the institutional account(s). Mr. Johnson and FMR LLC, through its control of PGATC, each has sole dispositive power over and sole power to vote or direct the voting of 84,506 shares owned by the institutional accounts managed by PGATC. Partnerships controlled predominantly by members of Mr. Johnson's family and FIL, or trusts for their benefit, own shares of FIL voting stock. While the percentage of total voting power represented by these shares may fluctuate, it normally represents more than 25% and less than 50% of the total votes which may be cast by all holders of FIL voting stock. FMR LLC and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals. FMR LLC and FIL take the view that they are not acting as a "group" for purposes of Section 13(d) under the Exchange Act and that they are not otherwise required to attribute to each other the beneficial ownership of securities beneficially owned by the other entity within the meaning of Rule 13d-3 of the Exchange Act and that, therefore, the shares held by the other entity need not be aggregated for purposes of Section 13(d). The address of FMR LLC, Fidelity, Fidelity Trust and Strategic Advisers is 245 Summer Street, Boston, Massachusetts 02210. The address of SelectCo is 1225 17th Street, Suite 1100, Denver, Colorado 80202. The address of PGATC is 900 Salem Street, Smithfield, Rhode Island 02917. The address of FIL is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda. All information is based solely on Statement on Schedule 13G filed on February 14, 2014.

Security Ownership of Officers and Directors

              The following table shows the amount of our common stock beneficially owned as of March 21, 2014 by our current directors and named executive officers individually and by our current directors and all of our executive officers as a group. Unless otherwise noted, these persons may be contacted at our executive offices.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Warren F. Bryant(1)(2)	14,764	*
Michael M. Calbert(1)(2)	20,764	*
Sandra B. Cochran(1)(2)	3,398	*
Patricia D. Fili-Krushel(1)(2)	3,863	*
William C. Rhodes, III(1)(2)(3)	25,764	*
David B. Rickard(1)(2)	14,955	*
Richard W. Dreiling(1)(2)(4)	618,883	*
David M. Tehle(1)(2)	108,939	*
Todd J. Vasos(1)(2)	57,801	*
John W. Flanigan(1)(2)	60,665	*
Gregory A. Sparks(1)(2)	30,934	*
All current directors and executive officers as a group (15 persons)(1)(2)(3)(4)	1,117,217	*

*
Denotes less than 1% of class.

(1)
Excludes shares underlying certain restricted stock units held by each of the named holders, but over which they have no voting or investment power nor the right to acquire beneficial ownership within 60 days of March 21, 2014.

(2)
Includes the following number of shares underlying restricted stock units that are or could be settleable within 60 days of March 21, 2014, over which the person will not have voting or investment power until the restricted stock units are settled: Mr. Bryant (1,017); Mr. Calbert (1,525); and Mr. Rickard (1,814). Also includes the following number of shares subject to options either currently exercisable or exercisable within 60 days of March 21, 2014 over which the person will not have voting or investment power until the options are exercised: each of Messrs. Bryant, Calbert and Rhodes (8,192); Ms. Cochran (1,074); Ms. Fili-Krushel (1,017); Mr. Rickard (7,949); Mr. Dreiling (263,568); each of Messrs. Vasos, Tehle and Sparks (25,593); Mr. Flanigan (51,969); and all current directors and executive officers as a group (541,096). The shares described in this note are considered outstanding for the purpose of computing the percentage of outstanding stock owned by each named person and by the group but not for the purpose of computing the percentage ownership of any other person.

(3)
Mr. Rhodes shares voting and investment power over 17,572 shares with his spouse, Amy Rhodes.

(4)
Includes 326,037 shares of performance-based restricted stock over which Mr. Dreiling possesses voting power but will not possess investment power until such time as such shares may vest upon achievement of certain performance targets.

PROPOSAL 2:
ADVISORY VOTE ON EXECUTIVE COMPENSATION

              As required by SEC rules, we are providing our shareholders the opportunity to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules, which includes the disclosures under "Compensation Discussion and Analysis" and the accompanying compensation tables and related narrative discussion in the "Executive Compensation" section above. We provide the opportunity to vote on a nonbinding basis on these matters once every three years, which is the time interval last approved by our shareholders on a nonbinding basis. The next opportunity for our shareholders to vote to approve on a nonbinding basis the compensation of our named executive officers will be at our 2017 annual meeting of shareholders.

              As discussed in "Compensation Discussion and Analysis" above, our compensation programs are designed to attract, retain and motivate persons with superior ability, to reward outstanding performance, and to align the interests of our named executive officers with the long-term interests of our shareholders. Under these programs, our named executive officers are rewarded for the achievement of specific annual and long-term goals and the realization of increased shareholder value. We firmly believe that our compensation programs have been effective in attracting and retaining the executive talent necessary to guide Dollar General during a period of significant growth and transformation, and have been instrumental in helping us achieve solid financial performance in the last three fiscal years.

              We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement in accordance with SEC rules by voting for this proposal. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. This advisory vote is not a vote on the compensation of our Board of Directors or our compensation policies as they relate to risk management, as described under "Compensation Risk Considerations" in the "Executive Compensation" section above.

              Although the vote we are asking shareholders to cast is nonbinding, our Board and the Compensation Committee value the views of our shareholders and intend to consider the outcome of the vote when making future compensation decisions for our named executive officers.

              Our Board unanimously recommends that you vote FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

AUDIT COMMITTEE REPORT

              The Audit Committee of our Board of Directors has:

    •
    reviewed and discussed with management the audited financial statements for the fiscal year ended January 31, 2014,

    •
    discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 16, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board,

    •
    received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and

    •
    discussed with Ernst & Young LLP their independence from Dollar General and its management.

              Based on these reviews and discussions, the Audit Committee unanimously recommended to the Board of Directors that Dollar General's audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 31, 2014 for filing with the SEC.

              While the Audit Committee has the responsibilities and powers set forth in its charter, the Audit Committee does not have the duty to plan or conduct audits or to determine that Dollar General's financial statements are complete, accurate, or in accordance with generally accepted accounting principles. Dollar General's management and independent auditor have this responsibility. The Audit Committee also does not have the duty to assure compliance with laws and regulations or with the policies of the Board of Directors.

              This report has been furnished by the members of the Audit Committee:

    •
    David B. Rickard, Chairman

    •
    Warren F. Bryant

    •
    Sandra B. Cochran

              The above Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Dollar General filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Dollar General specifically incorporates this report by reference therein.

PROPOSAL 3:
RATIFICATION OF APPOINTMENT OF AUDITORS

Who is responsible for the selection of the independent auditor?

              The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditor that is retained to audit our financial statements.

Who has the Audit Committee selected as the independent registered public accounting firm?

              The Audit Committee has selected Ernst & Young LLP as our independent auditor for the 2014 fiscal year. Ernst & Young LLP has served in that capacity since October 2001. The Audit Committee and the Board of Directors believe that the continued retention of Ernst & Young LLP is in the best interests of Dollar General and our shareholders.

Will representatives of Ernst & Young LLP attend the annual meeting?

              Representatives of Ernst & Young LLP have been requested and are expected to attend the annual meeting. These representatives will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

What does the Board of Directors recommend?

              Our Board unanimously recommends that you vote FOR the ratification of Ernst & Young LLP as our independent auditor for the 2014 fiscal year. The Audit Committee is not bound by a vote either for or against the firm. If the shareholders do not ratify this appointment, our Audit Committee will consider that result in selecting our independent auditor in the future.

FEES PAID TO AUDITORS

What fees were paid to the independent auditor in 2013 and 2012?

              The table below lists the aggregate fees for professional audit services rendered to us by Ernst & Young LLP for the audit of our consolidated financial statements for the past two fiscal years and fees billed for other services rendered by Ernst & Young LLP during the past two fiscal years:

Service	2013 Aggregate Fees Billed ($)	2012 Aggregate Fees Billed ($)
Audit Fees(1)	2,313,782	2,057,071
Audit-Related Fees(2)	30,000	29,500
Tax Fees(3)	1,503,918	1,995,318
All Other Fees(4)	1,920	6,000

(1)
2013 fees include fees for services related to a debt offering and a sale-leaseback transaction, and both 2013 and 2012 fees include fees for services related to secondary offerings of our common stock by certain of our shareholders.

(2)
2013 and 2012 fees include services relating to the employee benefit plan audit.

(3)
2013 and 2012 fees relate primarily to tax compliance services, which represented $1,398,918 and $1,896,318 in 2013 and 2012, respectively, for work related to work opportunity tax credit assistance and foreign sourcing offices' tax compliance. The remaining tax fees for each year relate to consulting services, including tax advisory services related to inventory.

(4)
2013 and 2012 fees include a subscription fee to an on-line accounting research tool.

How does the Audit Committee pre-approve services provided by the independent auditor?

              The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent auditor. Where feasible, the Committee considers and, when appropriate, pre-approves services at regularly scheduled meetings after disclosure by management and the independent auditor of the nature of the proposed services, the estimated fees (when available), and their opinions that the services will not impair the independence of the independent auditor. The Committee's chairman (or any Committee member if the chairman is unavailable) may pre-approve such services in between Committee meetings, and must report to the Committee at its next meeting with respect to all services so pre-approved. The Committee pre-approved 100% of the services provided by Ernst & Young LLP during 2013 and 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

              The U.S. securities laws require our executive officers, directors, and greater than 10% shareholders to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Based solely upon a review of these reports furnished to us during and with respect to 2013, or written representations that no Form 5 reports were required, we believe that each of those persons filed, on a timely basis, the reports required by Section 16(a) of the Exchange Act except that (1) each of Messrs. Flanigan, Ravener and Vasos filed 1 late Form 4 to report 2, 2 and 1 acquisitions, respectively, of stock options to purchase shares of Dollar General common stock resulting from accelerated vesting in connection with an unregistered sale of shares of our common stock by Buck Holdings, L.P.; and (2) Mr. Jones filed 1 late Form 4 to report an unregistered sale of shares of Dollar General common stock by Buck Holdings, L.P. Mr. Jones is a managing director of Goldman, Sachs & Co., a wholly-owned subsidiary of The Goldman Sachs Group, Inc. (the "GS Group"). GSUIG, L.L.C., a wholly-owned subsidiary of the GS Group, and certain investment partnerships for which Goldman, Sachs & Co. serves as the investment manager and for which affiliates of Goldman, Sachs & Co. and the GS Group serve as the general partner, managing limited partner, managing partner or investment manager, among other members of a private investor group, held the membership interests of Buck Holdings, LLC, the general partner of Buck Holdings, L.P. Mr. Jones disclaims beneficial ownership of the shares involved in the transaction except to the extent of his pecuniary interest therein.

SHAREHOLDER PROPOSALS
FOR 2015 ANNUAL MEETING

              To be considered for inclusion in our proxy materials relating to the 2015 annual meeting of shareholders, eligible shareholders must submit proposals that comply with relevant SEC regulations no later than December 10, 2014. To introduce other new business at the 2015 annual meeting, you must provide written notice to us no earlier than the close of business on January 29, 2015 and no later than the close of business on February 28, 2015, and comply with the advance notice provisions of our Bylaws. If we are not notified of a shareholder proposal by February 28, 2015, then the proxies held by our management may provide the discretion to vote against such shareholder proposal, even though the proposal is not discussed in our proxy materials sent in connection with the 2015 annual meeting of shareholders.

              Shareholder proposals should be mailed to Corporate Secretary, Dollar General Corporation, 100 Mission Ridge, Goodlettsville, Tennessee 37072. Shareholder proposals that are not included in our proxy materials will not be considered at any annual meeting of shareholders unless such proposals have complied with the requirements of our Bylaws.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY IF YOU ARE NOT VOTING BY INTERNET OR PHONE, TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. DOLLAR GENERAL CORPORATION M72907-P45495 DOLLAR GENERAL CORPORATION ATTN: INVESTOR RELATIONS 100 MISSION RIDGE GOODLETTSVILLE, TN 37072 2. To approve, on an advisory (nonbinding) basis, the compensation of the named executive officers as disclosed in the proxy statement. 3. To ratify Ernst & Young LLP as the independent registered public accounting firm for fiscal 2014. In the discretion of the proxies named herein, such other business as may properly come before the meeting or any adjournment thereof. 1a. Warren F. Bryant 1b. Michael M. Calbert 1c. Sandra B. Cochran 1d. Richard W. Dreiling 1e. Patricia D. Fili-Krushel 1f. William C. Rhodes, III 1g. David B. Rickard 1. Election of Directors Nominees: VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time on May 28, 2014. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time on May 28, 2014. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR each of the listed nominees. The Board of Directors recommends you vote FOR Proposals 2 and 3. ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! For Against Abstain ! ! ! ! ! ! For Against Abstain

DOLLAR GENERAL CORPORATION Proxy solicited by and on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on May 29, 2014 The undersigned shareholder of Dollar General Corporation, a Tennessee corporation (the "Company"), hereby acknowledges receipt of the notice of annual meeting of shareholders and proxy statement dated April 9, 2014, and hereby appoints Rhonda M. Taylor and Christine L. Connolly, or either of them, proxies, each with full power of substitution, and authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all shares of common stock of the Company that the shareholder is entitled to vote at the annual meeting of shareholders of the Company to be held May 29, 2014 at 9:00 A.M. Central Time, in the Goodlettsville City Hall Auditorium, located at 105 South Main Street, Goodlettsville, Tennessee, and at any adjournment(s) thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR each of the nominees for director in Proposal 1, FOR Proposals 2 and 3, and in the discretion of the proxy holders upon such other business as may properly come before the meeting or any adjournment(s) thereof. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. Continued and to be signed on reverse side M72908-P45495